As filed with the Securities and Exchange Commission on May 14, 1997.

                              Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                      TRAVEL SERVICES INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


             Delaware                           4724                      52-2030324
 (State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
  incorporation or organization)     Classification Code Number)    Identification Number)

                               ----------------
                         c/o Alpine Consolidated, LLC
                         4701 Sangamore Road, Suite P15
                            Bethesda, Maryland 20816
                                 (301) 320-7811

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

            Joseph V. Vittoria, Chairman and Chief Executive Officer
                      TRAVEL SERVICES INTERNATIONAL, INC.
                          c/o Alpine Consolidated, LLC
                         4701 Sangamore Road, Suite P15
                            Bethesda, Maryland 20816
                                 (301) 320-7811

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:
         Bruce S. Mendelsohn, Esq.                    Neil Gold, Esq.
 AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.       FULBRIGHT & JAWORSKI L.L.P.
 1333 New Hampshire Avenue, N.W., Suite 400      666 Fifth Avenue 31st Floor
          Washington, D.C. 20036                    New York, NY 10103
              (202) 887-4000                          (212) 318-3000


                               ----------------
 APPROXIMATE  DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                              ----------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |[ ]

If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
       Title of each class                                   Proposed maximum      Proposed maximum
       of securities to be                Amount to          offering price        aggregate offering        Amount of
           registered                  be registered(1)        per unit(2)             price(2)            registration fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
 share  ...........................       2,875,000              $12.00               $34,500,000             $10,455
===========================================================================================================================

(1) Includes 375,000 shares that the Underwriters have the option to purchase to cover over-allotments

(2) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(a).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 14, 1997



                                2,500,000 Shares

                                TRAVEL SERVICES
                              INTERNATIONAL, INC.


                                 Common Stock

     ALL OF THE 2,500,000 SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD (THE "OFFERING") BY THE COMPANY.

     PRIOR TO THIS OFFERING THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE
OF  THE  COMMON  STOCK  WILL  BE  BETWEEN  $       AND  $       PER  SHARE.  SEE
"UNDERWRITING" FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE COMPANY HAS APPLIED FOR LISTING OF THE COMMON STOCK FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "TRVL."

     SEE "RISK FACTORS" COMMENCING ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                     PRICE TO      UNDERWRITING      PROCEEDS TO
                      PUBLIC        DISCOUNT (1)      COMPANY (2)
                    -----------   ---------------   ---------------
PER SHARE  ......      $               $                 $
TOTAL (3)  ......     $               $                 $



(1) SEE   "UNDERWRITING"  FOR  INFORMATION  CONCERNING  INDEMNIFICATION  OF  THE
    UNDERWRITERS AND OTHER MATTERS.


(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $          .

(3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 375,000 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL,
    THE  PRICE  TO  THE PUBLIC WILL TOTAL $          , THE UNDERWRITING DISCOUNT
    WILL  TOTAL  $             AND  THE  PROCEEDS  TO  THE  COMPANY  WILL  TOTAL
    $           . SEE "UNDERWRITING."


     THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN, SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST PAYMENT THEREFOR AT THE OFFICE OF MONTGOMERY SECURITIES ON OR ABOUT , 1997.

                                  ----------


                             MONTGOMERY SECURITIES

                                        , 1997

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to by nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                   [To Come]


CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK
MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     SIMULTANEOUSLY WITH AND AS A CONDITION TO THE CLOSING OF THE OFFERING MADE BY THIS PROSPECTUS, TRAVEL SERVICES INTERNATIONAL, INC. WILL ACQUIRE, IN SEPARATE COMBINATION TRANSACTIONS (THE "COMBINATIONS") IN EXCHANGE FOR CASH AND SHARES OF ITS COMMON STOCK, ALL OF THE COMMON STOCK AND OWNERSHIP INTERESTS OF FIVE SPECIALIZED DISTRIBUTORS OF TRAVEL SERVICES (EACH, A "FOUNDING COMPANY," AND COLLECTIVELY, THE "FOUNDING COMPANIES"). UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE "COMPANY" HEREIN INCLUDE THE FOUNDING COMPANIES, AND REFERENCES HEREIN TO TSII MEAN TRAVEL SERVICES INTERNATIONAL, INC. PRIOR TO THE CONSUMMATION OF THE COMBINATIONS. FOR MORE INFORMATION ABOUT THE COMBINATIONS, SEE "CERTAIN TRANSACTIONS."

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL SHARE, PER SHARE AND FINANCIAL INFORMATION IN THIS PROSPECTUS:
(I) HAVE BEEN ADJUSTED TO GIVE EFFECT TO THE COMBINATIONS; AND (II) ASSUME NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. EXCEPT AS INDICATED OTHERWISE, ALL REFERENCES TO COMMON STOCK INCLUDE RESTRICTED COMMON STOCK. SEE "DESCRIPTION OF CAPITAL STOCK - COMMON STOCK AND RESTRICTED COMMON STOCK."

                                  THE COMPANY

     The Company was established to create the leading single source distributor of specialized leisure travel services to both travel agents and travelers. The Founding Companies are specialized distributors of travel services providing airline, cruise or European auto rental reservations. Unlike travel agents, specialized distributors such as the Founding Companies focus on a single segment of the travel service industry and thus provide a greater level of expertise with respect to their segments. Specialized distributors offer travel providers, such as airlines, cruise lines and auto rental companies, an alternative distribution channel through which significant amounts of capacity are sold in return for preferential pricing. Through consolidation of specialized distributors, the Company will be able to offer both travel agents and travelers a single source of competitively priced services and extensive expertise within and across multiple leisure travel segments.

     The Founding Companies are specialized distributors of the following leisure travel services: domestic airline reservations (Travel 800), international airline reservations (D-FW Tours), cruise vacations (Cruises Only and Cruises, Inc.) and European auto rentals (Auto Europe). As leaders in their respective segments, the Founding Companies have experienced significant internal growth, with combined net revenues increasing from $33.5 million in 1994 to $53.0 million in 1996, representing a 25.8% compound annual growth rate. In 1996, the Company sold reservations for approximately 224,000 airline passengers, 98,000 cruise passengers and 195,000 European auto rentals, representing the sale of over $285 million in travel services. Of the Company's 1996 net revenues, approximately 53% were attributable to travel agents and 47% were attributable to travelers. The Company has negotiated arrangements with most major airline, cruise line and European auto rental companies, including such travel providers as Continental Airlines, Inc., Delta Air Lines, Inc., Carnival Cruise Lines, Royal Caribbean Cruise Lines, Avis Europe Limited and Europcar International S.A.

     Travelers from the United States (the "U.S.") spent approximately $500 billion on business and leisure travel in 1996, a 16.3% increase from 1995, with leisure travelers comprising approximately 65% of the total travel market. The travel industry's principal providers, such as airlines, cruise lines and auto rental companies, historically have relied on their internal sales departments and travel agencies as their primary distribution channels. These traditional distribution channels, however, have not enabled such providers to maximize their capacity utilization and generally have offered limited expertise to the traveler. The internal sales department of a travel provider can offer in-depth knowledge about its services but will not offer alternative services from other travel providers. Travel agents, while enabling a traveler to compare multiple options from different travel providers, often lack extensive expertise about the specific services being offered. By focusing on specific segments of the travel service industry, specialized distributors are able to more efficiently sell the capacity of travel providers. As a result, travel providers are increasingly utilizing specialized distributors. Furthermore, specialized distributors are able to offer both travel agents and travelers in-depth knowledge about specific services from many different travel providers. This is becoming increasingly important to travel agents and travelers as the number of travel providers and travel options continues to expand.

     The Company's objective is to become the leading single source distributor of specialized leisure travel services to both travel agents and travelers. To achieve this goal, the Company intends to: (i) provide extensive expertise in specific travel segments; (ii) maintain and enhance its strong strategic relationships with travel providers; (iii) offer high levels of customer service; (iv) leverage and expand its technology infrastructure; and (v) operate with a decentralized management structure. In addition, the Company intends to implement a focused internal growth strategy and pursue an aggressive acquisition program.

     IMPLEMENT INTERNAL GROWTH STRATEGY. While the Company intends to acquire specialized distributors of leisure travel services, strong internal revenue growth remains the core of the Company's growth strategy. The Company believes that the Founding Companies' growth will be enhanced by: (i) continued growth in the leisure travel industry; (ii) the ability of the Founding Companies to leverage their recent investments in technology; (iii) the expansion of sales and marketing programs; and (iv) continued hiring of reservation agents and other staff to increase sales capacity.

     On a combined basis, the Company expects to implement best practices, particularly with respect to information and telecommunications technology, to achieve economies of scale and, most importantly, to benefit from significant cross-selling opportunities that will further enhance the Company's revenue growth. Through the consolidation of the Founding Companies, the Company will be able to offer "one-stop shopping" for a variety of travel services. For example, Travel 800, which currently focuses on domestic air travel, has begun to satisfy international air travel requests through D-FW Tours and offer international customers a European auto rental option through Auto Europe. Similarly, Cruises Only and Cruises, Inc., which focus on cruise line reservations, are compared be able to provide travelers with domestic and international airline reservations through Travel 800 and D-FW Tours. As a result of this cross-selling, the Company retains the preferential pricing and in-depth expertise with regard to each segment while providing its customers with the benefits of a broad array of travel services.

     PURSUE AN AGGRESSIVE ACQUISITION PROGRAM. The travel service industry is highly fragmented with significant opportunities for consolidation. The Company intends to implement an aggressive acquisition program targeting other leading specialized distributors. The Company intends to seek acquisitions within its core airline, cruise line and European auto rental market segments in order to gain market share. In addition, the Company plans to acquire companies that specialize in the distribution of travel services complementary to those currently offered by the Company, such as tour operators and distributors specializing in hotel and rail reservations. Acquisitions of this nature will enhance the Company's ability to be a single source of leisure travel services for its customers. Finally, the Company may also pursue international acquisitions that will enable the Company to replicate its business model for domestic and international travel originating in a country other than the U.S.

     The Company has analyzed significant data on the travel service industry and individual businesses within the industry and believes that it is well positioned to implement its acquisition program following the Offering. The Company believes that the experience, reputation and relationships of the Founding Companies' management will be of significant value in the Company's attempts to acquire other specialized distributors. In addition, the Company will rely on the industry experience of its senior management, particularly Joseph Vittoria, the Chairman and Chief Executive Officer, who is the former Chief Executive Officer of Avis, Inc. and a founding member of the World Travel and Tourism Council.

                                 THE OFFERING



Common Stock offered by the Company .....................    2,500,000 shares
Common Stock to be outstanding after the Offering  ......    8,463,892 shares (1)
Use of proceeds   .......................................    To pay the cash portion of the purchase
                                                             price for the Founding Companies and
                                                             for general corporate purposes, including
                                                             future acquisitions. See "Use of Proceeds."
Proposed Nasdaq National Market symbol ..................    TRVL

----------

(1) Excludes 1,000,000 shares of Common Stock reserved for issuance under the Company's option plans, of which options to purchase 715,000 shares are expected to be issued concurrently with the Offering. See "Management - 1997 Long-Term Incentive Plan" and "- 1997 Non-Employee Directors' Stock Plan."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     TSII will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, however, Auto Europe, one of the Founding Companies, has been designated as the "accounting acquiror." The following summary unaudited pro forma combined financial data present certain data for the Company as adjusted for: (i) the effects of the Combinations on a historical basis; (ii) the effects of certain pro forma adjustments to the historical financial statements; and (iii) the consummation of the Offering. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.



                                                                    PRO FORMA COMBINED
                                                                        YEAR ENDED
                                                                   DECEMBER 31, 1996 (1)
                                                                   ---------------------
STATEMENT OF INCOME DATA:
 Net revenues ..................................................    $    53,027
 Operating expenses ............................................         33,727
                                                                    -----------
 Gross profit ..................................................         19,300
 General and administrative expenses (2) .......................         11,526
                                                                          1,009
 Goodwill amortization (3) .....................................             --
 Income from operations ........................................          6,765
                                                                           (411)
 Interest and other income (expense), net ......................             --
 Income before income taxes ....................................          6,354
                                                                    $     3,521
                                                                    -----------
 Net income ....................................................             --
                                                                    $      0.43
                                                                    -----------
 Net income per share ..........................................             --
 Shares used in computing pro forma net income per share (4) ...      8,195,809


                                             DECEMBER 31, 1996
                                   -------------------------------------
                                       PRO FORMA               AS
                                     COMBINED (5)          ADJUSTED (6)
                                   --------------------   --------------
BALANCE SHEET DATA:
 Working capital deficit  ......     $     (26,739) (7)   $
 Total assets ..................            50,825  (8)
 Long-term debt  ...............             5,116
 Stockholders' equity  .........            12,307


----------

(1) The pro forma combined income statement data assume that the Combinations and the Offering were consummated on January 1, 1996 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. During the period presented above, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The pro forma combined income statement data are based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(2) The pro forma combined income statement data include pro forma reductions in salary and benefits to the owners and certain key employees of the Founding Companies to which they have agreed prospectively (the "Compensation Differential"). In 1996, the Compensation Differential was approximately $5.1 million.

(3) Reflects amortization of the goodwill to be recorded as a result of the Combinations over a 35-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Includes (i) 3,422,225 shares to be issued to owners of the Founding Companies; (ii) 2,541,667 shares issued to the management and founders of TSII; and (iii) 2,231,917 shares representing the number of shares sold in the Offering necessary to pay the cash portion of the consideration for the Combinations. Excludes options to purchase 715,000 shares to be issued concurrently with the Offering. See "Certain Transactions."

(5) The pro forma combined balance sheet data assume that the Combinations were consummated on December 31, 1996. The pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(6) Adjusted for the sale of 2,500,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom.

(7) Includes a $22.2 million payable representing the cash portion of the consideration for the Combinations to be paid from a portion of the net proceeds of the Offering.

(8) Reflects (i) the creation of approximately $35.3 million of goodwill in connection with the Combinations and (ii) a reduction of total assets as a result of certain non-operating assets with a net book value of approximately $2.5 million that will be excluded from the Combinations and retained by certain stockholders of the Founding Companies.

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA
                                (IN THOUSANDS)

     The following table presents summary data for each of the Founding Companies (see "The Company" for the complete names of each Founding Company) for the three most recent fiscal years.



                                                         YEARS ENDED DECEMBER 31, (1)
                                                   ------------------------------------
                                                    1994         1995           1996
                                                   ----------   ----------   ----------
AUTO EUROPE:
 Net revenues  .................................     $17,156      $21,919      $25,742
 Operating expenses  ...........................      11,101       15,413       18,560
 Gross profit  .................................       6,055        6,506        7,182
 General and administrative expenses (2)  ......       6,276        6,686        7,205
                                                     -------      -------      -------
 Loss from operations   ........................        (221)        (180)         (23)
CRUISES ONLY:
 Net revenues  .................................     $ 7,467      $ 9,078      $ 7,937
 Operating expenses  ...........................       3,458        3,675        2,986
 Gross profit  .................................       4,009        5,403        4,951
 General and administrative expenses (3) .......       2,922        3,929        4,318
                                                     -------      -------      -------
 Income from operations ........................       1,087        1,474          633
TRAVEL 800:
 Net revenues  .................................     $ 3,504      $ 5,930      $ 7,789
 Operating expenses  ...........................       2,610        3,767        5,202
 Gross profit  .................................         894        2,163        2,587
 General and administrative expenses   .........       1,068        1,107        1,238
                                                     -------      -------      -------
 Income (loss) from operations   ...............        (174)       1,056        1,349
CRUISES, INC.:
 Net revenues  .................................     $ 3,846      $ 5,113      $ 6,424
 Operating expenses  ...........................       2,361        3,682        4,140
 Gross profit  .................................       1,485        1,431        2,284
 General and administrative expenses   .........       1,109        1,350        1,675
                                                     -------      -------      -------
 Income from operations ........................         376           81          609
D-FW TOURS (4):
 Net revenues  .................................     $ 2,000      $ 2,632      $ 5,135
 Operating expenses  ...........................       1,067        1,367        2,839
 Gross profit  .................................         933        1,265        2,296
 General and administrative expenses   .........         872        1,098        2,167
                                                     -------      -------      -------
 Income from operations ........................          61          167          129

----------

(1) General and administrative expenses for the Founding Companies in 1994, 1995 and 1996 do not include a reduction for the Compensation Differential in the aggregate amount of approximately $4.1, $3.9 and $5.1 million respectively.

(2) General and administrative expenses for Auto Europe in 1994, 1995 and 1996 do not include a reduction for the Compensation Differential of approximately $3.5 million, $2.7 million and $3.2 million, respectively, in such years.

(3) General and administrative expenses for Cruises Only in 1994, 1995 and 1996 do not include a reduction for the Compensation Differential of approximately $0.7 million, $0.9 million and $1.3 million, respectively, in such years.

(4) Other than the year ended December 31, 1996, the fiscal years presented for the two companies comprising D-FW Tours are as follows: D-FW Tours, Inc. - July 31, 1994 and 1995; and DFW Travel Arrangements, Inc. - October 31, 1994 and 1995.

                                  RISK FACTORS


     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMPANY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN OF THE FACTORS SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATION

     TSII was founded in April 1996 but has conducted no operations and generated no revenues to date. TSII has entered into agreements to acquire the Founding Companies simultaneously with and as a condition to the closing of the Offering. Prior to the consummation of the Offering, the Founding Companies have operated as separate independent entities. Currently, the Company has no centralized financial reporting system and will initially rely on the existing reporting systems of the Founding Companies. There can be no assurance that the Company will be able to successfully integrate the operations of these businesses or institute the necessary Company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. The Company's management group has been assembled only recently, and there can be no assurance that the management group will be able to effectively manage the combined entity or effectively implement the Company's internal growth strategy and acquisition program. The combined financial statements of the Founding Companies cover periods when the Founding Companies and TSII were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The inability of the Company to successfully integrate the Founding Companies would have a material adverse effect on the Company's business, financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful.

     A number of the Founding Companies offer different travel services, utilize different capabilities and technologies and target different client segments. While the Company believes that there are substantial opportunities to cross-market and integrate these businesses, these differences increase the risk inherent in successfully completing such integration. Further, there can be no assurance that the Company's strategy to be a single source distributor of specialized travel services will be successful, or that the customers of the Founding Companies will accept the Company as a distributor of a variety of specialized travel services.

FACTORS AFFECTING INTERNAL GROWTH

     The Founding Companies have experienced revenue and earnings growth over the past few years. There can be no assurance that the Founding Companies will continue to experience internal growth comparable to historical levels, if at all. From time to time, certain of the Founding Companies have been unable to hire and train as many qualified reservations personnel as necessary to meet the demands of their businesses. Factors affecting the ability of the Founding Companies to continue to experience internal growth include, but are not limited to, the ability to expand the travel services offered, the continued
relationships with certain travel providers and travel agents, the ability to recruit and retain qualified reservation personnel, continued access to capital and the ability to cross-sell services between the Founding Companies. See "Business - Growth Strategy."

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

     The Company intends to increase its revenues, expand the markets it serves and increase its service offerings in part through the acquisition of additional specialized distributors of travel services. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations, particularly in the fiscal quarters immediately following the consummation of such transactions. Customer dissatisfaction or performance problems at a single acquired company could also have an adverse effect on the reputation of the Company. In addition, there can be no assurance that the Founding Companies or other businesses acquired in the future will achieve anticipated revenues and earnings. See "Business - Growth Strategy."

RISKS RELATED TO ACQUISITION FINANCING

     The Company intends to finance future acquisitions by using shares of its Common Stock for a substantial portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company has insufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. Although the Company intends to seek a line of credit prior to completion of the Offering, there can be no assurance that the Company will be able to obtain this credit line, or other financing it may need, on terms the Company deems acceptable. If the Company is unable to obtain sufficient financing, it may be unable to fully implement its acquisition strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Combined Liquidity and Capital Resources."

MANAGEMENT OF GROWTH

     The Company expects to grow internally and through acquisitions. The Company expects to expend significant time and effort in expanding existing businesses and identifying, completing and integrating acquisitions. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, the Company's business, financial condition and results of operations could be materially adversely effected. See "Business - Growth Strategy" and "Management."

RISKS ASSOCIATED WITH THE TRAVEL INDUSTRY; GENERAL ECONOMIC CONDITIONS

     The  Company's  results  of  operations  will  be  dependent  upon  factors
affecting  the  travel  industry.   The  Company's  revenues  and  earnings  are
especially sensitive to events that affect domestic and international air travel, cruise travel and auto rentals in Europe. A number of factors, including political instability, armed hostilities, international terrorism, extreme weather conditions, a rise in fuel prices, a decline in the value of the U.S. dollar, labor disturbances and excessive inflation, could result in an overall decline in demand for travel. These types of events could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, demand for the Company's travel services may be significantly related to the general level of economic activity and employment in the U.S. Therefore, any significant economic downturn or recession in the U.S. could have a material adverse effect on the Company's business, financial condition and results of operations.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The domestic and international leisure travel industry is extremely seasonal. The results of each of the Founding Companies have been subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry, especially the leisure travel segment. The revenue and net income for each of the Founding Companies is generally higher in the second and third quarters. The Company expects this seasonality to continue in the future on a combined basis. Several of the Founding Companies experienced an operating loss in the fourth quarter of 1996. The Company reported an operating loss on a combined basis for the fourth quarter of 1996 and may continue to experience a loss in this quarter in the future. The Company's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, fare wars by travel providers, changes in relationships with certain travel providers, changes in the mix of services offered by the Company, the timing of the payment of volume bonuses by travel providers, extreme weather conditions or other factors affecting travel. Unexpected variations in quarterly results could also adversely affect the price of the Common Stock, which in turn could limit the ability of the Company to make acquisitions.

DEPENDENCE ON TRAVEL PROVIDERS

     The Company is dependent upon travel providers for access to their capacity. The Company receives preferential pricing from certain travel providers, which enables the Company to price its services more competitively. The Company anticipates that a significant portion of the Company's revenues will be derived from the sale of capacity for relatively few travel providers. In 1996, net revenues from (i) two auto rental companies represented an aggregate of 38.8%, (ii) two cruise lines represented an aggregate of 14.2% and
(iii) two airlines represented an aggregate of 9.4% of the Company's combined net revenues. The Company's agreements with its travel providers can generally be cancelled or modified by the travel provider upon relatively short notice. The loss of a contract, changes in the Company's pricing agreements or commission schedules or more restricted access to travel providers' capacity could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business - Travel Provider Relationships."

DEPENDENCE UPON TECHNOLOGY

     The Company's business is dependent upon a number of different information and telecommunication technologies to facilitate its access to information and manage a high volume of inbound and outbound calls. Any failure of this technology would have a material adverse effect on the Company's business, financial condition and results of operations. For example, during 1996, Cruises Only's results of operations were adversely affected by unanticipated shortcomings in the functionality of call center software installed as part of a new telephone system. In addition, the Company is dependent upon certain third party vendors, including central reservation systems operators such as SABRE Group and System One, for access to certain information. Any failure of these systems or restricted access by the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

     Currently, all of the Founding Companies operate on separate computer and telephone systems, several of which utilize different technologies. There can be no assurance that the contemplated integration of these systems will be successful, completed on time or without any disruption to the Company's business or that it will result in the intended cost efficiencies. Furthermore, the Company believes that its current technologies are a competitive advantage for each of the Founding Companies. There can be no assurance that the Company will be successful in maintaining this competitive advantage in the future.

SUBSTANTIAL COMPETITION

     The travel service industry is extremely competitive and has low barriers to entry. The Company competes with other distributors of travel services, its travel providers, travel agents, tour operators and group travel sponsors, some of which have greater experience, brand name recognition and/or financial resources than the Company. The Company's travel providers may decide to compete more directly with the Company and restrict the availability of tickets or services or the ability of the Company to offer tickets or services at a preferential price. In addition, other distributors may have relationships with certain travel providers providing better availability or more competitive pricing than that offered by the Company. Furthermore, some travel agents and group travel sponsors have a strong presence in their geographic area which may make it difficult for the Company to attract customers in those areas.

RELIANCE ON KEY PERSONNEL

     The Company's operations are dependent on the efforts and relationships of Joseph Vittoria and the other executive officers of TSII as well as the senior management of the Founding Companies. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these individuals become unable to continue in their role the Company's business or prospects could be adversely affected. Although the Company or an operating subsidiary has entered into an employment agreement with each of the Company's executive officers and the Chief Executive Officer of each of the Founding Companies, there can be no assurance that such individuals will continue in their present capacity for any particular period of time. The Company does not intend to obtain key man life insurance covering any of its executive officers or other members of senior management. See "Management."

VOTING CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     The Company's executive officers and directors, and entities affiliated with them and holders of at least 5% of the outstanding Common Stock will beneficially own shares of Common Stock representing 59.0% of the total voting power of the Common Stock after giving effect to the Offering (70.1% if all shares of Restricted Common Stock were converted into Common Stock). These persons, if acting in concert, will be able to exercise control over the Company's affairs and are likely to be able to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders" and "Description of Capital Stock-- Common Stock and Restricted Common Stock."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market following the Offering. The 2,500,000 shares being sold in the Offering will be freely tradable unless acquired by affiliates of the Company.

     Upon completion of the Offering, the holders of Common Stock who did not purchase shares in the Offering, will own 5,963,892 shares of Common Stock, including (i) the stockholders of the Founding Companies who will receive, in the aggregate, 3,422,225 shares in connection with the Combinations and (ii) management and founders of TSII who own 2,541,667 shares. These shares have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, these stockholders have agreed with TSII not to sell, transfer or otherwise dispose of any of these shares for one year following consummation of the Offering. These stockholders also have certain demand registration rights beginning two years after the Offering and certain piggyback registration rights with respect to these shares.

     The Company and the holders of all shares outstanding prior to the Offering (including all officers and directors of the Company and the Founding Companies) have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities except for: (i) in the case of the Company, Common Stock issued pursuant to any employee or director plan described herein or in connection with acquisitions; and (ii) in the case of all such holders, the exercise of stock options pursuant to benefit plans described herein and shares of Common Stock disposed of as bona fide gifts, subject, in each case, to any remaining portion of the 180-day period applying to any shares so issued or transferred. See "Shares Eligible for Future Sale" and "Underwriting."

     The Company plans to register an additional 3,000,000 shares of its Common Stock under the Securities Act after completion of the Offering for use by the Company as consideration for future acquisitions. Upon such registration, these shares will generally be freely tradable after issuance, unless the resale thereof is contractually restricted. The piggyback registration rights described above will not apply to the registration statement to be filed with respect to these 3,000,000 shares. It is contemplated that the shares issued as consideration for future acquisitions will be subject to restrictions at least as restrictive as those described in the preceding paragraph. See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or continue after the Offering. The initial public offering price for the Common Stock was determined by negotiation between the Company and the Representative of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors considered in determining the initial public offering price. After the Offering, the market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or the failure of the Company to meet such estimates, conditions in the economy in general or in the travel industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the travel service industry. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of their shares of $_____ per share. In the event the Company issues additional Common Stock in the future, including shares issued in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution. See "Dilution."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     The Board of Directors of the Company is authorized to issue preferred stock in one or more series without stockholder action. The Board of Directors of the Company serve staggered terms. The existence of this "blank-check" preferred stock and the staggered Board of Directors could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Management - Directors and Executive Officers," "Principal Stockholders" and "Description of Capital Stock."

                                  THE COMPANY


     The Company was founded to create the leading single source distributor of specialized leisure travel services for both travel agencies and travelers. Although it has conducted no operations to date, TSII has entered into agreements to acquire, simultaneously with the closing of the Offering, the five Founding Companies. For a description of the Combinations, see "Certain Transactions."

     AUTO EUROPE. Auto-Europe, Inc. (Maine) ("Auto Europe"), founded in 1986, is a leading specialized distributor of reservations for leisure auto rentals to persons traveling from the U.S. and Canada to Europe. Auto Europe is based in Portland, Maine and operates on a nationwide basis with approximately 90% of its reservations during 1996 placed through travel agents and approximately 10% directly to travelers. According to Conde Nast Traveler's 1996 Reader's Choice Poll, Auto Europe was ranked second among twelve auto rental providers and reservations companies for overall service quality. In 1996, Auto Europe made reservations for approximately 195,000 auto rentals from companies such as Alamo Europe, Avis Europe Limited, EuroDollar and Europcar International S.A. Auto Europe's net revenues in 1996 were approximately $25.7 million.

     CRUISES ONLY. Cruises Only, Inc. ("Cruises Only"), founded in 1985, believes that it is the largest specialized distributor of reservations for cruise vacations to travelers located in the U.S. Cruises Only is based in Orlando, Florida and operates on a nationwide basis with sales directly to travelers. Cruises Only offers a low-price guarantee and markets its services through prominent advertisements in major newspapers and leading consumer and travel magazines. In 1996, Cruises Only provided reservations for approximately 61,000 passengers on over 45 cruise lines such as Carnival Cruise Lines, Princess Cruises and Royal Caribbean Cruise Lines. Cruises Only's net revenues in 1996 were approximately $7.9 million.

     TRAVEL 800. 800-Ideas, Inc., which operates under the trade name "Travel 800" ("Travel 800"), was founded in 1989 and is a specialized distributor of domestic airline reservations. Travel 800 is based in San Diego, California and operates on a nationwide basis with sales principally to travelers. Travel 800 relies primarily on its reputation for low fares and mnemonic telephone numbers such as 1-800-FLY-CHEAP and 1-800-LOW-FARE to attract business. In 1996, Travel 800 received approximately 2.3 million telephone calls and sold tickets to approximately 182,000 passengers. Travel 800's net revenues in 1996 were approximately $7.8 million.

     CRUISES, INC. Cruises, Inc. ("Cruises, Inc."), founded in 1982, was one of the first specialized distributors of reservations for cruise vacations to travelers located in the U.S. Cruises, Inc. is based in Syracuse, New York and operates on a nationwide basis with sales directly to travelers. Cruises, Inc. utilizes a network of approximately 200 independent licensed agents with knowledge of the cruise industry to assist each traveler in selecting the most appropriate cruise. Cruises, Inc. is currently involved in the pilot testing of Cruise Director, a computerized reservation system developed for cruise lines by SABRE to increase the efficiency of the reservation process. Cruises, Inc. is also currently the exclusive provider of cruise line information services for Travelocity, a popular travel site on the Internet and a service of the SABRE Group. During 1996, Cruises, Inc. provided reservations for approximately 37,000 passengers for over 25 cruise lines such as Carnival Cruise Lines, Princess Cruises and Royal Caribbean Cruise Lines. Cruises, Inc.'s net revenues in 1996 were approximately $6.4 million.

     D-FW TOURS. D-FW Tours, Inc. and D-FW Travel Arrangements, Inc. (collectively, "D-FW Tours"), founded in 1978, is a specialized distributor of international airline reservations on regularly scheduled commercial flights. D-FW Tours is based in Dallas, Texas and operates on a nationwide basis with sales primarily to travel agents. D-FW Tours currently holds contracts with most major U.S. based and many foreign airlines. These contracts provide for rates which are generally lower than published air fares. In addition, D-FW Tours offers travel agents high quality customer service and access to its proprietary database on Wings\R software that allows agents to identify low fare alternatives. D-FW Tours estimates that in 1996 it received over 1.0 million telephone calls and sold tickets for approximately 41,900 passengers. D-FW Tours' net revenues in 1996 were approximately $5.1 million.

     The aggregate consideration being paid to acquire the Founding Companies consists of $22.2 million in cash and 3,422,225 shares of Common Stock. The consummation of each Combination, which will occur simultaneously with the consummation of the Offering, is subject to customary conditions. These conditions include, among others, the continuing accuracy on the closing date of the Combinations of the representations and warranties of the Founding Companies and of TSII, the performance by each of them of all covenants included in the agreements relating to the Combinations and the nonexistence of a material adverse change in the business, results of operations or financial condition of each Founding Company. See "Certain Transactions."

     The Company's executive offices are located at c/o Alpine Consolidated, LLC, 4701 Sangamore Road, Suite P15, Bethesda, Maryland 20816, and its telephone number is (301) 320-7811.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby, after deducting the underwriting discount and estimated offering expenses, are estimated to be approximately $____ million ($____ million if the Underwriters' over-allotment option is exercised in full). Of the net proceeds, $____ million will be used to pay the cash portion of the purchase price for the Founding Companies, of which approximately $____ million will be paid to former stockholders of the Founding Companies who will become officers, directors, key employees or holders of more than 5% of the Common Stock of the Company.

     The remaining $ million of net proceeds will be used for working capital and for general corporate purposes, which are expected to include future acquisitions of specialized distributors of travel services. The Company has reviewed various strategic acquisition opportunities and has held preliminary discussions with a number of such acquisition candidates. Except for the Combinations, the Company has no agreement with respect to any acquisition. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment grade securities.

     The Company intends to seek a line of credit of approximately $20.0 million to be used for acquisitions and working capital. There can be no assurance that the Company will be able to obtain this line of credit, or other financing it may need, on terms the Company deems acceptable.

                                DIVIDEND POLICY

     The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common
Stock for the foreseeable future. In addition, in the event the Company is successful in obtaining one or more lines of credit, it is likely that any such facility will include restrictions on the ability of the Company to pay dividends without the consent of the lender.

                                 CAPITALIZATION


     The following table sets forth the short-term debt including the current maturities of long-term debt, and capitalization of the Company at December 31, 1996: (i) on a pro forma combined basis to give effect to the Combinations and the issuance of 908,332 shares of additional Common Stock to management of the Company after December 31, 1996; and (ii) as further adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.


                                                                               DECEMBER 31, 1996
                                                                        --------------------------------
                                                                        PRO FORMA (1)      AS ADJUSTED
                                                                        ----------------   -------------
                                                                                 (IN THOUSANDS)
Short-term debt, including current maturities of long-term debt (2)..       $ 3,634            $
                                                                            ========           =====
Long-term debt, less current maturities (2)    ......................       $ 5,116            $
Stockholders' equity:
 Preferred Stock: $0.01 par value, 1,000,000 shares authorized;
 none outstanding    ................................................             -               -
 Common Stock: $0.01 par value, 50,000,000 shares authorized;
 5,963,892 shares outstanding, pro forma; and 8,463,892 shares
 outstanding, as adjusted (3) .......................................            60
 Additional paid-in capital   .......................................        12,363
 Retained earnings (deficit)  .......................................          (116)
                                                                            --------           -----
 Total stockholders' equity   .......................................        12,307
                                                                            --------           -----
 Total capitalization   .............................................       $17,423            $
                                                                            ========           =====

----------

(1) Combines the respective accounts of TSII and the Founding Companies at December 31, 1996 and gives effect to the reclassification of the Founding Companies' common stock as additional paid-in capital.

(2) For a description of the Company's debt, see Notes to the Financial Statements of Auto Europe and Cruises Only.

(3) Includes 2,541,667 shares of Restricted Common Stock. See "Description of Capital Stock - Common Stock and Restricted Common Stock." Excludes 715,000 shares of Common Stock subject to options to be granted concurrently with the Offering at an exercise price equal to the initial public offering price. See "Management - 1997 Long-Term Incentive Plan" and - "1997 Non-Employee Directors' Stock Plan."

                                    DILUTION

     The deficit in pro forma net tangible book value of the Company as of December 31, 1996, was approximately $22.9 million, or approximately $(3.84) per share of Common Stock, after giving effect to the Combinations and the issuance of 908,332 shares of Common Stock to management of the Company after December 31, 1996. The deficit in pro forma net tangible book value per share represents the amount by which the Company's pro forma total liabilities exceeds the Company's pro forma net tangible assets divided by the number of shares of Common Stock to be outstanding after giving effect to the Combinations. After giving effect to the sale of the 2,500,000 shares of Common Stock offered hereby, after deducting the underwriting discount and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at December 31, 1996 would have been approximately $ million, or approximately $ per share. This represents an immediate increase in pro forma net tangible book value of approximately $ per share to existing stockholders and an immediate dilution of approximately $____ per share to new investors purchasing the shares in the Offering. The following table illustrates this pro forma dilution:



 Assumed initial offering price per share  .........                $
                                                                    -----
  Pro forma deficit in net tangible book value per
 share before Offering   ...........................    $(3.84)
  Increase in pro forma net tangible book value per
 share attributable to new investors ...............
                                                       --------
 Pro forma net tangible book value per share after
 Offering ..........................................
                                                                    -----
 Dilution per share to new investors ...............                $
                                                                    =====

     The following table sets forth, as of the date of this Prospectus, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders (after giving effect to the Combinations) and the new investors purchasing shares of Common Stock from the Company in the Offering:



                                    SHARES PURCHASED         TOTAL CONSIDERATION(1)    AVERAGE
                                -------------------------   ----------------------      PRICE
                                  NUMBER        PERCENT      AMOUNT      PERCENT      PER SHARE
                                ------------   ----------   ---------   ----------   -----------
Existing stockholders  ......    5,963,892         70.5%    $                         $
New investors ...............    2,500,000         29.5
                                -----------      ------     ------      -----         ------
 Total  .....................    8,463,892        100.0%    $                         $
                                ===========      ======     ======      =====         ======

----------

(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of the Founding Companies before the Offering, adjusted to reflect: (i) the cash portion of the consideration payable to the stockholders of the Founding Companies in connection with the Combinations; (ii) the transfer of selected assets to certain stockholders of the Founding Companies in the net amount of approximately $2.5 million in connection with the Combinations; and (iii) a liability for deferred income taxes. See "Use of Proceeds" and "Capitalization."

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     TSII will consummate the Combinations with the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, however, Auto Europe, one of the Founding Companies, has been designated as the "accounting acquiror." The selected unaudited pro forma combined financial data present data for the Company, adjusted for (i) the effects of the Combinations; (ii) the effects of certain pro forma adjustments to the historical financial statements described below; and (iii) the consummation of this Offering and the application of the net proceeds therefrom. See the Unaudited Pro Forma Combined Financial Statements and the Notes thereto and the historical Financial Statements of Auto Europe and certain of the Founding Companies and the Notes thereto included elsewhere in this Prospectus.

                                                                 YEARS ENDED DECEMBER 31,
                                               -------------------------------------------------------------
                                                1992         1993         1994         1995         1996
                                               ----------   ----------   ----------   ----------   ---------
INCOME STATEMENT DATA:
AUTO EUROPE:
 Net revenues ..............................     $10,894      $12,208      $17,156      $21,919    $25,742
 Operating expenses ........................       7,523        8,469       11,101       15,413     18,560
                                                 -------      -------      -------      -------    -------
 Gross profit ..............................       3,371        3,739        6,055        6,506      7,182
 General and administrative expenses  ......       3,577        3,985        6,276        6,686      7,205
                                                 -------      -------      -------      -------    -------
 Loss from operations  .....................        (206)        (247)        (221)        (180)       (23)
 Interest expense, net .....................           -           19           28           81        221
                                                 -------      -------      -------      -------    -------
 Net loss  .................................     $  (206)     $  (266)     $  (249)     $  (261)   $  (244)
                                                 =======      =======      =======      =======    =======


PRO FORMA COMBINED(1):
 Net revenues ...........................................................................         $  53,027
 Operating expenses .....................................................................            33,727
                                                                                                  ---------
 Gross profit ...........................................................................            19,300
 General and administrative expenses (2) ................................................            11,526
 Goodwill amortization (3)   ............................................................             1,009
                                                                                                  ---------
 Income from operations   ...............................................................             6,765
 Interest income (expense) and other income, net  .......................................              (411
 Net income   ...........................................................................             3,521
                                                                                                  =========
 Net income per share  ..................................................................         $    0.43
                                                                                                  =========
 Shares used in computing pro forma net income per share (4)  ...........................         8,195,809

                                                                                                          COMBINED
                                                          AUTO EUROPE                                     COMPANIES
                                                   YEARS ENDED DECEMBER 31,                        DECEMBER 31, 1996
                                   --------------------------------------------------------- -----------------------------------
                                     1992       1993        1994        1995        1996        PRO FORMA(5)      AS ADJUSTED (6)
                                   ---------- ---------- ----------- ----------- ----------- ------------------- --------------
BALANCE SHEET DATA:
 Working capital deficit .........   $ (691)   $ (891)    $ (2,729)   $ (3,683)   $ (6,318)    $  (26,739)(7)    $
 Total assets   ..................    1,555     3,307        4,689       5,264       7,450         50,941 (8)
 Long-term debt ..................        -        17           48          12       1,880          5,116
 Stockholders' equity (deficit)         243       (95)        (536)       (855)     (1,170)        12,423

----------
(1) The pro forma combined income statement data assume that the Combinations and the Offering were consummated on January 1, 1996 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. During the period presented above, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The pro forma combined income statement data is based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(2) Pro forma general and administrative expenses include a reduction of approximately $5.1 million for the Compensation Differential.

(3) Reflects amortization of the goodwill to be recorded as a result of the Combinations over a 35-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Includes (i) 3,422,225 shares to be issued to owners of the Founding Companies, (ii) 2,541,667 shares issued to the management and founders of TSII, and (iii) 2,231,917 shares representing the number of shares to be sold in the Offering necessary to pay the cash portion of the consideration for the Combinations. Excludes options to purchase 715,000 shares to be granted upon consummation of the Offering. See "Certain Transactions."

(5) The pro forma combined balance sheet data assume that the Combinations were consummated on December 31, 1996. The pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(6) Adjusted for the sale of 2,500,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom.

(7) Includes a $22.2 million payable representing the cash portion of the consideration for the Combinations to be paid from a portion of the net proceeds of the Offering.

(8) Reflects (i) the creation of approximately $35.3 million of goodwill in connection with the Combinations and (ii) a reduction of total assets as a result of certain non-operating assets with a net book value of approximately $2.5 million that will be excluded from the Combinations and retained by certain stockholders of the Founding Companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Financial Data" and the Founding Companies' Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.

INTRODUCTION

     The Company was established to create the leading single source distributor of specialized leisure travel services to both travel agents and travelers. The Founding Companies are specialized distributors of the following leisure travel services: domestic airline reservations (Travel 800), international airline reservations (D-FW Tours), cruise vacations (Cruises Only and Cruises, Inc.) and European auto rentals (Auto Europe).

     The Company's revenue is derived primarily from the sale of travel related services, including airline tickets, cruise berths and auto rentals. The Company recognizes as net revenues only the commissions and other related payments it receives from travel providers and not the total cost of the travel services sold. Net revenues include commissions, volume bonuses (overrides) and rebates received from travel service providers for the sale of travel services. The Company recognized $53.0 million of net revenues in 1996, representing the sale of over $285 million in travel services. Additional revenue sources include service, shipping and handling charges related to reservations and delivery of tickets and commissions on the sale of travel insurance. Net revenues are recognized for the purchase of airline tickets, cruise berths and auto rentals on the date the reservation is booked and ticketed. The Company maintains a reserve related to potential cancellations.

     Operating expenses include commission payments to travel agents, salaries and incentive compensation payable to sales and related support personnel, telephone expenses, credit card fees and advertising and promotional costs. Commission payments to travel agents are typically based on a percentage of the price paid for the travel service, but in certain circumstances are fixed dollar amounts. Reservations agents are compensated either on an hourly basis, a commission basis or a combination of the two. The Company's telephone costs primarily relate to the cost of incoming calls on toll-free numbers used by each of the Founding Companies. General and administrative expenses consist primarily of compensation and benefits to owners as well as to administrative and other non-sales personnel, fees for professional services, depreciation of equipment and other general office expenses. General and administrative expenses also include incentive and discretionary bonuses paid to owners and key employees, significant portions of which were paid in lieu of S Corporation distributions.

     The Founding Companies have operated throughout the periods presented as independent, privately-owned entities, and their results of operations reflect varying tax structures (S Corporations or C Corporations) which have influenced the historical level of owners' compensation. The owners and key employees of the Founding Companies have agreed to certain reductions in their compensation and benefits in connection with the Combinations. The Compensation Differential for 1996 of $5.1 million has been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined Statement of Income. The unaudited Pro Forma Combined Statement of Income includes a provision for income tax as if the Company was taxed as a C Corporation.

     Following the Combinations, the Company expects to realize certain savings as a result of (i) consolidation of telecommunications, advertising, courier and other operating expenses; (ii) cross-utilization of sales personnel between Founding Companies with different peak sales periods; (iii) consolidation of insurance, employee benefits, training, technology and software purchasing, billing and other general and administrative expenses; and (iv) the Company's ability to borrow at lower interest rates than most of the Founding Companies. The Company has not and cannot quantify these savings until completion of the combination of the Founding Companies. It is anticipated that these savings will be partially offset by the costs of being a publicly held company and the incremental increase in costs related to the Company's new management. However, these costs, like the savings that they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the pro forma financial information of the Company.

     After December 31, 1996, the Company sold an aggregate of 908,332 shares of Common Stock to management and will record (for financial statement presentation purposes) a non-recurring, non-cash compensation charge in the first and second quarters of 1997 relating to such sale.

     In  July  1996,  the  Securities  and  Exchange   Commission  issued  Staff
Accounting Bulletin No. 97 ("SAB 97") relating to business combinations immediately prior to an initial public offering. SAB 97 requires that these combinations be accounted for using the purchase method of acquisition accounting. Under the purchase method, Auto Europe has been designated as the accounting acquiror. For the remaining Founding Companies, $35.3 million, representing the excess of the fair value of the consideration received in the Combinations over the fair value of the net assets to be acquired, will be recorded as "goodwill" on the Company's balance sheet. Goodwill will be amortized as a non-cash charge to the income statement over a 35 year period. The pro forma impact of this amortization expense, a portion of which is deductible for tax purposes, is $1.0 million per year on an pre-tax basis. The amount of goodwill to be recorded and the related amortization expense will depend in part on the initial public offering price. See "Certain Transactions-- Organization of the Company."

COMBINED RESULTS OF OPERATIONS

     The combined results of operations of the Founding Companies for the periods presented do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only a summation of the revenues, operating expenses and general and administrative expenses of the individual Founding Companies on a historical basis. The combined results also exclude the effect of pro forma adjustments and may not be comparable to, and may not be indicative of, the Company's post-combination results of operations because (i) the Founding Companies were not under common control or management during the periods presented; (ii) the Founding Companies used different tax structures (S Corporations or C Corporations) during the periods presented; (iii) the Company will incur incremental costs related to its new corporate management and the costs of being a public company; (iv) the Company will use the purchase method to record the Combinations, resulting in the recording of goodwill which will be amortized over 35 years; and (v) the combined data do not reflect the Compensation Differential and potential benefits and cost savings the Company expects to realize when operating as a combined entity.

     The following table sets forth the combined results of operations of the Founding Companies on a historical basis and as a percentage of net revenues for the period indicated.

                                                                YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------------------------------
                                                 1994                    1995                     1996
                                         ---------------------   ---------------------   -----------------------
                                                                 (DOLLARS IN THOUSANDS)
Net revenues  ........................   $33,973         100.0%  $44,672         100.0%  $53,027         100.0%
Operating expenses  ..................    20,597          60.6    27,904          62.5    33,727          63.6
                                         --------      -------   --------      -------   --------      -------
Gross profit  ........................    13,376          39.4    16,765          37.5    19,300          36.4
General and administrative expenses .     12,247          36.0    14,170          31.7    16,603          31.3
                                         --------      -------   --------      -------   --------      -------
Income from operations ...............   $ 1,129           3.3%  $ 2,598           5.8%  $ 2,697           5.1%
                                         ========      =======   ========      =======   ========      =======


COMBINED RESULTS FOR 1996 COMPARED TO 1995

     NET REVENUES. Net revenues increased approximately $8.4 million, or 18.7%, from $44.7 million in 1995 to $53.0 million in 1996. This increase is primarily attributable to increased sales of travel services by the Company, including an increase in the number of flight reservations made from 167,000 in 1995 to 224,000 in 1996 and an increase in the number of car rental reservations made from 175,000 in 1995 to 195,000 in 1996, partially offset by a decrease in the number of cruise reservations made from 102,000 in 1995 to 98,000 in 1996. This decrease in the number of cruise reservations reflects an increase of 2,000 reservations by Cruises, Inc. and a decrease of 6,000 reservations by Cruises Only. The decrease in reservations by Cruises Only was the result of telephone system problems experienced by it in 1996. See "Results for 1996 Compared to 1995 - Cruises Only".

     Operating Expenses. Operating expenses increased approximately $5.8 million, or 20.9%, from $27.9 million in 1995 to $33.7 million in 1996. As a percentage of net revenues, operating expenses increased from 62.5% in 1995 to 63.6% in 1996, primarily due to increased operating expenses as a percentage of net revenue at Auto Europe and Travel 800.

     General And Administrative Expenses. General and administrative expenses increased approximately $2.4 million, or 17.2% from $14.2 million in 1995 to $16.6 million in 1996. As a percentage of net revenues, general and administrative expenses decreased from 31.7% in 1995 to 31.3% in 1996. Excluding the Compensation Differential of $3.9 million and $5.1 million in 1995 and 1996, respectively, general and administrative expenses as a percentage of net revenues decreased from 22.9% in 1995 to 21.7% in 1996, primarily due to operating leverage at Auto Europe.

COMBINED RESULTS FOR 1995 COMPARED TO 1994

     Net Revenues. Net revenues increased approximately $10.7 million, or 31.5%, from $34.0 million in 1994 to $44.7 million in 1995. This increase is attributable to increased sales of travel services by the Company, including an increase in the number of flight reservations made from 117,000 in 1994 to 167,000 in 1995, an increase in the number of car rental reservations made from 142,000 in 1994 to 175,000 in 1995, and an increase in the number of cruise reservations made from 90,000 in 1994 to 102,000 in 1995.

     Operating Expenses. Operating expenses increased approximately $7.3 million, or 35.5%, from $20.6 million in 1994 to $27.9 million in 1995. As a percentage of net revenues, operating expenses increased from 60.6% in 1994 to 62.5% in 1995, primarily due to general increases in salaries and increased telephone expenses at Auto Europe, offset in part by an increase in operating leverage at Cruises Only.

     General And Administrative Expenses. General and administrative expenses increased $1.9 million, or 15.7%, from $12.2 million in 1994 to $14.2 million in 1995. As a percentage of net revenues, general and administrative expenses decreased from 36.0% in 1994 to 31.7% in 1995. Excluding the Compensation Differential of $4.1 million and $3.9 million in 1994 and 1995, respectively, general and administrative expenses as a percentage of net revenues decreased from 23.9% in 1994 to 22.9% in 1995. This decrease was due primarily to increased operating leverage at Travel 800, offset in part by increases in salaries and the hiring of additional personnel to manage growth at Auto Europe and Cruises Only.

COMBINED LIQUIDITY AND CAPITAL RESOURCES

     The Company generated $2.4 million of net cash from operating activities during 1996. Net cash used in investing activities was $4.0 million on a combined basis, primarily for purchases of computer and telecommunications equipment by Auto Europe and Cruises Only. Net cash provided by financing activities was $1.6 million on a combined basis, consisting of proceeds of long-term debt of $3.8 million, proceeds from short-term debt of $1.6 million, capital contributions of $1.3 million, net reductions in long-term debt of $1.4 million and distributions to stockholders of $3.7 million. At December 31, 1996, the Company had a cash balance of $2.7 million, a working capital deficit of $4.5 million and long-term debt of $5.1 million, including debt to stockholders. Certain assets that are not essential to the operations of certain Founding Companies will be excluded from the Combinations and retained by the respective stockholders of such Founding Companies. As of December 31, 1996, the aggregate amount of these excluded assets were approximately $2.5 million. These exclusions have been reflected in the pro forma balance sheet of the Company as of December 31, 1996.

     The Company is currently negotiating to obtain a credit facility which would be available upon the consummation of the Offering. The Company expects this facility to be a revolving line of credit of at least $20.0 million. It is anticipated that such facility will require the Company to comply with various loan covenants including (i) maintenance of certain financial ratios, (ii) restrictions on additional indebtedness, and (iii) restrictions on liens, guarantees, advances and dividends. The facility is intended to be used for acquisitions, capital expenditures, refinancing of Founding Company debt, if necessary, and for general corporate purposes.

     The Company anticipates that its cash flow from operations will provide cash in excess of the Company's normal working capital needs, debt service requirements and planned capital expenditures. The Company made capital expenditures of $4.3 million in 1996. Each of the Founding Companies has made significant upgrades to their technology systems within the past few years. As a result, the Company does not expect to have significant capital expenditures in the next two years, other than as may be required to integrate the systems of the Founding Companies and to upgrade and integrate companies that are acquired in the future. The Company has not yet established its capital needs for such integration and upgrades, and it is likely to change as additional acquisitions are made.

     The Company intends to pursue attractive acquisition opportunities. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. The Company expects to fund future acquisitions primarily through a combination of a portion of the net proceeds of the Offering, cash flow from operations and borrowings, including borrowings under the proposed credit facility, as well as issuances of additional equity.

RESULTS OF OPERATIONS - AUTO EUROPE

     Auto Europe provides reservations for leisure auto rentals to persons traveling from the U.S. and Canada to Europe. Auto Europe's revenue is derived primarily from the sale of European rental car reservations.

     The following table sets forth certain selected financial data for Auto Europe on a historical basis and as a percentage of net revenues for the periods indicated:

                                                                      YEARS ENDED DECEMBER 31,
                                         ----------------------------------------------------------------------------------
                                                    1994                        1995                        1996
                                         --------------------------   -------------------------   -------------------------
                                                                       (DOLLARS IN THOUSANDS)
Net revenues  ........................     $17,156          100.0%      $21,919         100.0%      $25,742         100.0%
Operating expenses  ..................      11,101           64.7        15,413          70.3        18,560          72.1
                                           -------       ----------     -------       ---------     -------       ---------
Gross profit  ........................       6,055           35.3         6,506          29.7         7,182          27.9
General and administrative expenses .        6,276           36.6         6,686          30.5         7,205          28.0
                                           -------       ----------     -------       ---------     -------       ---------
Loss from operations   ...............     $  (221)          (1.3)%     $  (180)         (0.8)%     $   (23)         (0.1)%
                                           =======       ==========     =======       =========     =======       =========

RESULTS FOR 1996 COMPARED TO 1995 - AUTO EUROPE

     Net Revenues. Net revenues increased $3.8 million, or 17.4%, from $21.9 million in 1995 to $25.7 million in 1996, primarily due to an increase in the number of auto rental reservations made by Auto Europe from approximately 175,000 in 1995 to approximately 195,000 in 1996. This increase in the number of cars rented was a result of the continuing growth in the number of travelers from the United States to Europe and increased rentals by Auto Europe to Canadians traveling to Europe. To a lesser extent, Auto Europe's net revenues increased due to higher commission rates received. Continuing the trend that began in 1995, European auto rental companies increased the commission rates to be paid to travel agents. These increased commission rates received by Auto Europe were passed along to travel agents.

     Operating Expenses. Operating expenses increased approximately $3.1 million, or 20.4%, from $15.4 million in 1995 to $18.6 million in 1996. As a percentage of net revenues, operating expenses increased from 70.3% in 1995 to 72.1% in 1996, primarily due to the increase in commissions paid to travel agents. These higher commissions did not impact the average revenue per car (after commissions) recognized by Auto Europe, but resulted in higher commission expense as a percentage of net revenues.

     General And Administrative Expenses. General and administrative expenses increased $519,000, or 7.8%, from $6.7 million in 1995 to $7.2 million in 1996. As a percentage of net revenues, general and administrative expenses decreased from 30.5% in 1995 to 28.0% in 1996. Excluding Compensation Differential of $2.7 million and $3.2 million in 1995 and 1996, respectively, general and administrative expenses as a percentage of net revenues decreased from 18.2% to 15.2%. This decrease as a percentage of net revenues was due to increased leverage of the Company's overhead costs.

RESULTS FOR 1995 COMPARED TO 1994 - AUTO EUROPE

     Net Revenues. Net revenues increased $4.7 million, or 27.8%, from $17.2 million in 1994 to $21.9 million in 1995 due to an increase in the number of auto rental reservations made by Auto Europe from approximately 142,000 in 1994 to approximately 175,000 in 1995. This increase was due to higher commission rates provided by European auto rental companies to be paid to travel agents for booking rentals. These increased commission rates were passed along to travel agents by Auto Europe. The revenue growth was also a result of Auto Europe's expanded efforts to target Canadians travelling to Europe.

     Operating Expenses. Operating expenses increased approximately $4.3 million, or 38.8%, from $11.1 million in 1994 to $15.4 million in 1995. As a percentage of net revenues, operating expenses increased from 64.7% in 1994 to 70.3% in 1995, primarily as a result of (i) increases in salaries and benefits for sales personnel and the hiring of a new vice president of sales and marketing in order to accommodate Auto Europe's continuing growth and (ii) increased telephone expenses related to the introduction of toll free customer service lines from Europe to Auto Europe's headquarters and higher international telephone rates related to the growth of Auto Europe's Canadian operations. In addition, the increase was due to increases in commissions paid to travel agents. These higher commissions did not impact the average revenue per car (after commissions) recognized by Auto Europe, but resulted in higher commission expenses as a percentage of net revenues.

     General and Administrative Expenses. General and administrative expenses increased $410,000, or 6.5%, from $6.3 million in 1994 to $6.7 million in 1995. As a percentage of net revenues, general and administrative expenses decreased from 36.6% in 1994 to 30.5% in 1995. Excluding Compensation Differential of $3.5 million and $2.7 million in 1994 and 1995, respectively, general and administrative expenses as a percentage of net revenues increased from 16.2% to 18.2%. This increase primarily was due to an increase in salaries and benefits related to the hiring of additional personnel to accommodate Auto Europe's continuing growth.

LIQUIDITY AND CAPITAL RESOURCES - AUTO EUROPE

     Auto Europe used $371,000 in net cash from operating activities in 1996. Net cash used in investing activities was approximately $2.7 million, principally for the construction of Auto Europe's new headquarters and purchases of computer equipment. Net cash provided by financing activities was $3.1 million, including the incurrence of (i) $2.0 million in long-term debt which was used to acquire and renovate Auto Europe's new headquarters and (ii) $1.6 million in short-term debt which was used for working capital purposes, and the repayment of $1.1 million of long-term debt. At December 31, 1996, Auto Europe had a working capital deficit of $6.3 million, including $2.5 million of short-term debt and current portion of long-term debt and $1.9 million of long-term debt outstanding.

RESULTS OF OPERATIONS - CRUISES ONLY

     Cruises Only provides reservations for cruise vacations. Cruises Only's revenues are primarily derived from sales of cruise reservations, including commissions and certain volume bonuses and rebates received from the cruise lines based on sales volume.

     The following table sets forth certain selected financial data for Cruises Only on a historical basis and as a percentage of net revenues for the periods indicated:


                                                               YEARS ENDED DECEMBER 31,
                                         ---------------------------------------------------------------------
                                                 1994                     1995                    1996
                                         ---------------------   ----------------------   --------------------
                                                                (DOLLARS IN THOUSANDS)
Net revenues  ........................    $7,467         100.0%   $9,078          100.0%   $7,937        100.0%
Operating expenses  ..................     3,458          46.3     3,675           40.5     2,986         37.6
                                          -------      -------    -------      --------    -------     --------
Gross profit .........................     4,009          53.7     5,403           59.5     4,951         62.4
General and administrative expenses ..     2,922          39.1     3,929           43.3     4,318         54.4
                                          -------      -------    -------      --------    -------     --------
Income from operations ...............    $1,087          14.6%   $1,474           16.2%   $  633          8.0%
                                          =======      =======    =======      ========    =======     ========

RESULTS FOR 1996 COMPARED TO 1995 - CRUISES ONLY

   Net Revenues. Net revenues decreased $1.1 million, or 12.6%, from $9.1 million in 1995 to $7.9 million in 1996 due to a decrease in the number of cruise reservations made from approximately 67,000 passengers in 1995 to approximately 61,000 passengers in 1996. This decrease in net revenues resulted from the relocation of Cruises Only's headquarters and unanticipated shortcomings of call center software installed as part of a new telephone system in October 1995. This telephone system was removed by the provider and replaced with a new telephone system in July 1996. During the first six months of 1996, which is traditionally the period in which Cruises Only books approximately 60% of its sales, Cruises Only estimates that a large number of incoming telephone calls were not able to be answered. The decrease in sales revenue was further compounded by the related decrease in volume bonuses and rebates from the cruise lines which are earned based on sales volume. The commission per cabin received by Cruises Only increased by 4.0% from 1995 to 1996.

     Operating Expenses. Operating expenses decreased approximately $689,000, or 18.7%, from $3.7 million in 1995 to $3.0 million in 1996. As a percentage of net revenues, operating expenses decreased from 40.5% in 1995 to 37.6% in 1996 primarily due to (i) a reduction in net advertising expenses and (ii) a reduction in telephone expenses as a result of decreased call volume related to the telephone system problems experienced in 1996.

   General And Administrative Expenses. General and administrative expenses increased approximately $389,000, or 9.9%, from $3.9 million in 1995 to $4.3 million in 1996. As a percentage of net revenues, general and administrative expenses increased from 43.3% to 54.4%. Excluding Compensation Differential of $862,000 in 1995 and $1.3 million in 1996, respectively, general and administrative expenses as a percentage of net revenues increased from 33.8% to 38.7%, but stayed relatively constant at $3.0 million.

RESULTS FOR 1995 COMPARED TO 1994 - CRUISES ONLY

     Net Revenues. Net revenues increased $1.6 million, or 21.6%, from $7.5 million in 1994 to $9.1 million in 1995 due to an increase in the number of cruise reservations made by Cruises Only from approximately 61,000 in 1994 to approximately 67,000 in 1995 and an increase in commissions per cabin received by Cruises Only of 5.4%.

     Operating Expenses. Operating expenses increased approximately $217,000, or 6.3%, from $3.5 million in 1994 to $3.7 million in 1995. As a percentage of net revenues, operating expenses decreased from 46.3% in 1994 to 40.5% in 1995. Operating expenses decreased as a percentage of net revenues due to reductions in net advertising expenses and increased operating leverage.

     General And Administrative Expenses. General and administrative expenses increased $1.0 million, or 34.5%, from $2.9 million in 1994 to $3.9 million in 1995. As a percentage of net revenues, general and administrative expenses increased from 39.1% to 43.3%. Excluding Compensation Differential of $681,000 in 1994 and $862,000 in 1995, respectively, general and administrative expenses as a percentage of net revenues increased from 30.0% to 33.8%, primarily due to increased salaries and benefits related to additional personnel hired to manage Cruises Only's growth.

LIQUIDITY AND CAPITAL RESOURCES - CRUISES ONLY

     Cruises Only generated $1.2 million in net cash from operating activities in 1996. Net cash used in investing activities was approximately $886,000, principally for purchases of the replacement phone system and a new personal computer network. Net cash used in financing activities was $360,000, including net proceeds from long-term debt incurred of $839,000 and net distributions to shareholders of $1.2 million. At December 31, 1996, Cruises Only had a working capital deficit of $1.3 million, including $375,000 of current portion of long-term debt, and had $3.2 million of long-term debt outstanding.

RESULTS OF OPERATIONS - TRAVEL 800

     Travel 800 provides domestic airline reservations on most major domestic airlines. Travel 800's net revenues are primarily derived from sales of airline tickets, including commissions and certain volume bonuses received from the airlines based on sales volume. Additional sources of net revenues include service and shipping and handling charges on ticket sales, as well as segment payments from System One, a central reservations service.

     The following table sets forth certain selected financial data of Travel 800 on a historical basis and as a percentage of net revenues for the periods indicated:

                                                         Years Ended December 31,
                                              -----------------------------------------------
                                                      1995                     1996
                                              ----------------------  -----------------------
                                                          (Dollars in Thousands)
Net revenues ..............................    $5,930         100.0%   $7,789         100.0%
Operating expenses ........................     3,767          63.5     5,202          66.8
                                               -------      -------    -------      -------
Gross profit   ............................     2,163          36.5     2,587          33.2
General and administrative expenses  ......     1,107          18.7     1,238          15.9
                                               -------      -------    -------      -------
Income from operations   ..................    $1,056          17.8%   $1,349          17.3%
                                               =======      =======    =======      =======

RESULTS FOR 1996 COMPARED TO 1995 - TRAVEL 800

     Net Revenues. Net revenues increased $1.9 million, or 31.3%, from $5.9 million in 1995 to $7.8 million in 1996 due to an increase in the number of airline tickets sold by Travel 800 from approximately 128,000 in 1995 to approximately 182,000 in 1996. This increase in net revenue also resulted from Travel 800 being able to negotiate and receive an increase in commission rates paid by certain airlines. This commission rate increase was partially offset by a decrease in the average commission per ticket as a result of a decline in the average price per ticket during 1996. The Company also recognized an increase in segment payments from System One.

     Operating Expenses. Operating expenses increased approximately $1.4 million, or 38.1%, from $3.8 million in 1995 to $5.2 million in 1996. As a percentage of net revenues, operating expenses increased from 63.5% in 1995 to 66.8% in 1996, primarily due to the addition of new reservation agents and reservations center supervisory personnel to accommodate greater call volumes. In addition, Travel 800 increased its commission rates paid to reservation agents in an effort to attract and retain more qualified agents.

     General and Administrative Expenses. General and administrative expenses increased $131,000, or 11.8%, from $1.1 million in 1995 to $1.2 million in 1996. As a percentage of net revenues, general and administrative expenses decreased from 18.7% to 15.9%, primarily due to $170,000 of non-recurring legal expenses in 1995.

LIQUIDITY AND CAPITAL RESOURCES - TRAVEL 800

     Travel 800 generated $1.0 million in net cash from operating activities in 1996. Net cash used in investing activities was approximately $248,000, principally for purchases of furniture and equipment. Net cash used in financing activities was $193,000, of which $169,000 was distributed to the sole shareholder of Travel 800. At December 31, 1996, Travel 800 had working capital of $2.0 million and no debt outstanding.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The domestic and international leisure travel industry is extremely seasonal. The results of each of the Founding Companies have been subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry, especially the leisure travel segment. The revenue and net income for each of the Founding companies is generally higher in the second and third quarters. The Company expects this seasonality to continue in the future on a combined basis. Several of the Founding Companies experienced an operating loss in the fourth quarter of 1996. The Company reported an operating loss on a combined basis for the fourth quarter of 1996 and may continue to experience a loss in this quarter in the future. The Company's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, fare wars by travel providers, changes in relationships with certain travel providers, changes in the mix of services offered, the timing of the payment of volume bonuses, extreme weather conditions or other factors affecting travel.

INFLATION

     Inflation did not have a significant effect on the results of operations of the combined Founding Companies for 1994, 1995 or 1996.

                                    BUSINESS

GENERAL

     The Company was established to create the leading single source distributor of specialized leisure travel services to both travel agents and travelers. The Founding Companies are specialized distributors of travel services, providing airline, cruise or European auto rental reservations. Unlike travel agents, specialized distributors such as the Founding Companies focus on a single segment of the travel service industry and thus provide a greater level of expertise with respect to their segments. Specialized distributors offer travel providers, such as airlines, cruise lines and auto rental companies, an alternative distribution channel through which significant amounts of capacity are sold in return for preferential pricing. Through consolidation of specialized distributors, the Company will be able to offer both travel agents and travelers a single source of competitively priced services and extensive expertise within and across multiple leisure travel segments.

     The Founding Companies are specialized distributors of the following leisure travel services: domestic airline reservations (Travel 800), international airline reservations (D-FW Tours), cruise vacations (Cruises Only and Cruises, Inc.) and European auto rentals (Auto Europe). As leaders in their respective segments, the Founding Companies have experienced significant internal growth, with combined net revenues increasing from $33.5 million in 1994 to $53.0 million in 1996, representing a 25.8% compound annual growth rate. In 1996, the Company sold reservations for approximately 224,000 airline passengers, 98,000 cruise passengers and approximately 195,000 European auto rentals, representing the sale of over $285 million in travel services. Of the Company's 1996 net revenues, approximately 53% were attributable to travel agents and 47% were attributable to travelers. The Company has negotiated arrangements with many major airlines, cruise lines and European auto rental companies, including such travel providers as Continental Airlines, Inc., Delta Air Lines, Inc., Carnival Cruise Lines, Royal Caribbean Cruise Lines, Avis
Europe Limited and Europcar International S.A. To enhance its strong internal growth, the Company intends to leverage its technology, realize cross-selling opportunities and capitalize on cost efficiencies and economies of scale. In addition, the Company intends to implement an aggressive acquisition program to broaden its travel service offerings and consolidate the highly fragmented specialized travel service industry.

INDUSTRY OVERVIEW

     U.S. travelers spent approximately $500 billion on business and leisure travel in 1996, a 16.3% increase from 1995, with leisure travelers comprising approximately 65% of the total travel market. The travel industry's principal providers include airlines, cruise lines, auto rental companies, hotels and railroads. Historically these travel providers have relied on their internal sales departments and travel agencies as their primary distribution channels. These traditional distribution channels have not enabled travel providers to maximize utilization of their capacity and generally have offered limited expertise to the traveler. The internal sales department of a travel provider can offer in-depth knowledge about its services but will not offer alternative services from other travel providers. Travel agents, while enabling a traveler to compare multiple options from different travel providers, often lack extensive expertise about the specific services being offered.

     Travel providers are increasingly utilizing specialized distributors to sell capacity. By focusing on specific segments of the travel service industry, these companies are able to act more efficiently as a distributor of capacity. Specialized distributors assist travel providers both on a spot basis and with longer term yield management. Many travel agents are seeking ways to cut their costs, diversify their revenue sources and strengthen their relationships with the travelers that they serve. As a result, the Company believes that travel agents seek specialized distributors that offer better customer service,
competitive   prices  and  attractive   commission   structures.   In  addition,
specialized distributors are able to offer both travel agents and travelers in-depth knowledge about specific services from many different travel providers, which is becoming increasingly important to travel agents and travelers as the number of travel providers and travel options continues to expand. Specifically, specialized distributors are becoming increasingly important in the air travel, cruise vacation and European auto rental markets.

     During 1996, commercial airlines carried approximately 500 million passengers and posted domestic and international passenger growth of 7% and 6%, respectively . Airlines rely heavily on travel agents and specialized distributors to supplement their own internal marketing efforts. Given their focus on air travel and their corresponding large volumes of reservations, specialized distributors often receive preferential pricing from domestic airlines. In addition, international airlines also offer specialized distributors controlled access to capacity at deeply discounted prices and typically utilize a limited number of specialized distributors in order to increase capacity utilization without disrupting their overall pricing strategy. These specialized distributors are then able to offer non-published discounted fares for international flights to both travel agents and travelers.

     The number of North American cruise passengers increased to 4.6 million in 1996 from 1.4 million in 1980, representing an 8.3% compound growth rate. The character of a cruise varies significantly among the different cruise lines and cruise ships. In addition, a cruise, which consists of lodging, entertainment, dining and travel, typically represents a large portion of a traveler's vacation budget. As a result, cruise sales require significant marketing time and effort in comparison with other travel services. Cruise lines traditionally have relied primarily on third party distributors to sell virtually all of their berth capacity. While travel agents remain an important channel of distribution for cruise lines, specialized cruise vacation distributors have become an increasingly significant source of capacity utilization and, accordingly, are given preferential pricing and access to preferred berth locations. In contrast to travel agents, specialized cruise vacation distributors offer travelers extensive knowledge of cruise options available and are able to provide more detailed information with respect to daily excursions and other amenities.

     The European auto rental market, both for business and leisure, was estimated to be approximately $5.0 billion in 1996. According to a survey by the European Travel Commission, there were over 9.0 million U.S. tourists visiting Europe in 1996, a 6.5% increase from 1995. Unlike domestic auto rental providers which, to a large extent, market directly to travelers in the U.S., European auto rental providers rely heavily on third party distributors to market to U.S. customers traveling abroad. As in the U.S., European auto rental providers focus on the business traveler segment which peaks in the spring and fall seasons. As a result, specialized distributors in the U.S. serve an important role to these European auto rental providers by supplementing their sales efforts during non-peak periods. In addition, these specialized distributors serve as a centralized and efficient source of information on pricing and availability of reservations to travel agents in the U.S.

     The market for specialized distributors of leisure travel services is fragmented, with numerous companies offering services in a single travel segment. These specialized distributors generally have made little investment in technology to improve their efficiency and access to information. Furthermore, most of these companies lack the scale necessary to obtain preferential pricing from travel providers. The Company believes significant opportunities are available to a well capitalized company providing a broad offering of specialized travel services with a high level of customer service.

BUSINESS STRATEGY

     The Company's objective is to become the leading single source distributor of specialized leisure travel services for both travel agents and travelers. In order to achieve this goal, the Company has a focused business strategy based upon the following key principles:

     PROVIDE EXTENSIVE EXPERTISE IN SPECIFIC TRAVEL SEGMENTS. Each of the Founding Companies is a specialist in a particular travel segment. By leveraging the expertise of the Founding Companies and future acquisitions, the Company will provide a higher level of expertise and information for a broader array of travel services than may be available through traditional distribution channels. For example, the Company's cruise reservation agents represent virtually every cruise line and focus exclusively on selling cruises. In order to enhance their knowledge, these agents are given periodic cruise vacations and have access to proprietary reviews on most cruises. As a result, the Company believes that it is better able to assist customers in choosing the specific cruise vacation that best suits their needs. The Company believes that providing expertise in multiple travel segments will help differentiate its services and be a significant competitive advantage.

     MAINTAIN AND ENHANCE STRONG STRATEGIC RELATIONSHIPS WITH TRAVEL PROVIDERS. The Company believes that the strategic relationships with its travel providers have been and will continue to be integral to its success. As leaders in their respective segments, the Founding Companies have negotiated preferential pricing and access to capacity with many travel providers. These strategic relationships enable the Company to provide a comprehensive service offering within each travel segment.

     OFFER  HIGH  LEVELS  OF  CUSTOMER   SERVICE.   The  Company  believes  that
maintaining high levels of customer service is critical to its ability to generate significant repeat business. In addition to the Company's competitive prices, customer service is an important differentiating factor to both the leisure traveler who is making a significant investment in a vacation and the travel agent who is seeking attractive commission structures and the ability to make travel arrangements with greater ease. In addition to its expertise with respect to the travel service offered, each of the Founding Companies has a dedicated customer service department. For example, Auto Europe maintains 24-hour toll-free numbers connected directly to its customer service department in the U.S. from which its customers in Europe can obtain emergency assistance. These toll-free numbers provide the customer with an English speaking contact with access to the appropriate emergency roadside assistance in the relevant foreign location. Other customer service initiatives offered by the Company include fax vouchers, extended weekday and weekend hours, proprietary cruise ship reviews and a commitment to minimize telephone waiting time.

     LEVERAGE AND EXPAND TECHNOLOGY INFRASTRUCTURE. A key element of the Company's strategy will be to capitalize on the technology investments made by the Founding Companies and to continue to invest in state-of-the-art information and telecommunications technology. The Founding Companies have made significant investments in technology over the past few years and, in most cases, have developed proprietary software that enables them to access information about pricing and capacity availability on a more timely and efficient basis. By leveraging the telecommunications investment of the Founding Companies, the Company expects to be able to increase the efficiency of its reservation agents, minimize the telephone waiting time for its customers and more effectively manage its telephone expenses. Similarly, continued investment in technology will enable the Company to: (i) facilitate cross-marketing opportunities and the transfer of knowledge across travel service segments; (ii) build a centralized database of information on travelers that can be utilized for highly targeted marketing campaigns; and (iii) achieve operating leverage to support its growth.

     OPERATE WITH A DECENTRALIZED MANAGEMENT STRUCTURE. The Company believes that the experienced local management teams at the Founding Companies have an in-depth understanding of their respective markets and businesses and have built strong relationships with their travel providers and customers. Accordingly, as the Company implements "best practices" and the necessary systems to effect cross-selling and achieve economies of scale, each of the Founding Companies will continue to operate on a decentralized basis as a separate profit center and local management will remain empowered to make most of the day-to-day operating decisions. The Company intends to utilize stock ownership as well as appropriate incentive compensation to ensure that the objectives of local management are aligned with those of the Company.

GROWTH STRATEGY

     The Company plans to achieve its goal of becoming the leading single source distributor of specialized leisure travel services by implementing its internal growth strategy and pursuing an aggressive acquisition program.

     IMPLEMENT INTERNAL GROWTH STRATEGY. While the Company intends to continue to acquire specialized distributors of leisure travel services, strong internal revenue growth remains the core of the Company's growth strategy. From 1994 to 1996, the Founding Companies on a combined basis experienced revenue growth of 25.8% compounded annually. The Company believes that the growth of Founding Companies individually will be enhanced by: (i) continued growth in the leisure travel industry; (ii) the ability of the Founding Companies to leverage their recent investments in technology; (iii) the expansion of sales and marketing programs; and (iv) continued hiring of reservation agents and other staff to increase sales capacity. In addition, the Company expects to realize the following key benefits on a combined basis:

   Cross-Selling. The Company believes that significant cross-selling opportunities exist that will further enhance the Company's revenue growth. Each of the Founding Companies specializes in one segment of the travel market. Consolidation of these companies enables the Company to offer "one-stop shopping" for a variety of travel services. For example, Travel 800, which currently focuses on domestic air travel, has begun to satisfy international air travel requests through D-FW Tours and offer international travelers a European auto rental option through Auto Europe. Travel 800 and D-FW Tours plan to establish an electronic link by mid-1997 that will enable Travel 800 reservation agents to make reservations for international airline capacity offered by D-FW Tours. D-FW Tours, which specializes in international airline ticket sales to travel agents, has installed software from Auto Europe and is able to book European auto rentals as well. Similarly, Cruises Only and Cruises, Inc., which focus on cruise line reservations, are expected to be able to provide travelers with domestic and international airline reservations through Travel 800 and D-FW Tours.

   Best Practices. The Company has identified certain best practices at each of the Founding Companies that can be implemented at the other Founding Companies in order to generate incremental revenue and enhance profitability. For example, due to the importance of technology and access to complete, accurate and current information, the Company expects to identify the best applications among the software and information technology systems of each of the Founding Companies. In addition, the Founding Companies have begun to cross-implement such programs as travel insurance, third party credit cards and cooperative marketing.

   Economies of Scale. The Company believes that it can achieve significant economies of scale through the combination of the Founding Companies and future acquisitions and that its size and relationships with travel providers will be a key competitive advantage in gaining market share and enhancing revenue opportunities. The Company should benefit from greater purchasing power in such key expense areas as telecommunications, advertising, insurance, courier expenses and employee benefits. The Company believes that it can substantially reduce the total operating expenses of the Founding Companies and other acquired businesses by eliminating or consolidating certain duplicative administrative functions.

     PURSUE AN AGGRESSIVE ACQUISITION PROGRAM. The travel service industry is highly fragmented with significant opportunities for consolidation. The Company intends to implement an aggressive acquisition program targeting other leading specialized distributors. The Company intends to seek acquisitions within its core airline, cruise line and European auto rental market segments in order to gain market share. In addition, the Company plans to acquire companies that specialize in the distribution of travel services complementary to those currently offered by the Company, such as tour operators and distributors specializing in hotel and rail reservations. Acquisitions of this nature will enhance the Company's ability to be a single source of leisure travel services for its customers. Finally, the Company may also pursue international acquisitions that will enable the Company to replicate its business model for domestic and international travel originating in a country other than the U.S.

     While acquisitions are a primary component of its growth strategy, the Company is focused on making strategic acquisitions of market leaders rather than "tuck-in" or smaller acquisitions. As a result, the Company will seek to acquire high quality companies with longstanding reputations within their specific travel service segments. Generally, these companies will: (i) be run by successful, experienced entrepreneurs whom the Company will endeavor to retain;
(ii) have strong relationships with their travel providers and an emphasis on customer service; and (iii) have demonstrated growth and profitability. Once these companies have been acquired, the Company intends to implement a disciplined integration program which will facilitate the opportunities for revenue enhancement and margin improvement while allowing local management to operate under the Company's decentralized management structure.

     The Company believes that the opportunity to join under the Travel Services International umbrella will be attractive to many specialized distributors of travel services. The Company offers owners of potential acquisition candidates:
(i) significant opportunities to enhance the growth of their businesses through cross-selling other travel services; (ii) the opportunity to enhance their technology; (iii) the Company's financial strength and visibility as a public company; (iv) the potential for increased profitability as a result of the Company's centralization of certain administrative functions and other economies of scale; and (v) near-term liquidity.

     The Company has analyzed significant data on the travel service industry and individual businesses within the industry and believes that it is well positioned to implement its acquisition program following the Offering. The Company believes that the experience, reputation and relationships of the Founding Companies' management will be of significant value in the Company's attempts to acquire other specialized distributors of travel services. In addition, the Company will rely on the industry experience of its senior management, particularly Joseph Vittoria, the Chairman and Chief Executive Officer, who is the former Chief Executive Officer of Avis, Inc. and a founding member of the World Travel and Tourism Council, a global organization of the chief executive officers of companies engaged in all sectors of the travel and tourism industry. The Company has reviewed various strategic acquisition opportunities and has held preliminary discussions with a number of acquisition candidates. Other than the Agreements with the Founding Companies, the Company is not a party to any agreements regarding any acquisitions.

     As consideration for future acquisitions, the Company intends to use various combinations of Common Stock, cash and notes. The Company plans to register an additional 3,000,000 shares of its Common Stock under the Securities Act for use by the Company as all or a portion of the consideration to be paid in future acquisitions.

SERVICES

     The Company, through the Founding Companies, distributes leisure travel services primarily for domestic and international air travel, cruises and European auto rentals. The Company provides its services nationwide through the use of toll-free telephone numbers. Typically, potential customers call the Company, often in response to an advertisement or other promotion. The Company's reservation agents assist the potential customers, whether travel agents or travelers, in selecting the appropriate travel arrangement and making the reservation.

     Air Travel. The Company provides reservations for domestic airline flights through Travel 800 and for international flights through D-FW Tours. Through strategic relationships with most major airlines, both Travel 800 and D-FW Tours are generally able to offer fares below published rates and have developed software that enable their reservation agents to identify low price ticket alternatives. Travel 800 sells primarily to travelers and relies primarily on its reputation and mnemonic telephone numbers such as 1-800-FLY-CHEAP and 1-800-LOW-FARE to attract business. In 1996, Travel 800 received approximately
2.3 million calls and sold tickets to approximately 182,000 passengers. D-FW Tours sells primarily to travel agents utilizing multiple fax distribution technology to advise travel agents of special fares and promotions. D-FW Tours estimates that in 1996 it received over 1.0 million calls and sold tickets to approximately 41,900 passengers. Travel 800 is open 19 hours per day Monday through Friday and 12 hours per day on Saturday and Sunday, and D-FW Tours is open 11 hours per day Monday through Friday and six hours on Saturday.

     Cruise. The Company, through Cruises Only and Cruises, Inc., provides reservations for cruises on all major cruise lines. Typically, the Company books berths on behalf of its customers at specified discounts from the published prices. In addition, the Company is permitted to reserve more desirable berths on a number of cruises, which gives the Company an "exclusive" right to sell these berths for a period of time. If the Company does not sell these reserved berths, they are returned to the cruise lines at a specified time, usually 60 or 90 days prior to sailing, at no cost to the Company. Virtually all of the Company's customers for its cruise services are travelers. The Company also has established a marketing division focused on advising large groups, such as affinity groups, corporate groups and business seminars, in selecting the appropriate cruise. The Company advises travelers and assists them in selecting the cruise that best fits their particular needs and desires. This requires the Company's sales personnel to have extensive knowledge about the character of the various cruise lines and the differences in their ships and cruises offered. The Company's personnel undergo extensive in-house training, participate in frequent seminars conducted by cruise lines and often receive complementary passes for cruises. These sales personnel endeavor to develop relationships with travelers in order to encourage repeat business. The Company provides extensive services to its cruise customers in the form of periodic mailings of information, reviews of various cruises and ships, advice regarding planning for the specific cruise and assistance in preparing the necessary travel documents. In addition to reserving a berth on a cruise, reservation agents can give customers information about the activities, shopping, sightseeing and restaurants available at the various ports at which the cruise stops and can make reservations for these activities. In 1996, Cruises Only and Cruises, Inc. provided reservations for approximately 98,000 passengers on over 45 cruise lines. Cruises Only is open 14 hours per day seven days a week. At Cruises, Inc. reservation agents are available to answer calls 24-hours a day, seven days a week.

     European Auto Rental. The Company, through Auto Europe, provides reservations in the U.S. and Canada for auto rentals in Europe. The Company has agreements with a number of auto rental companies that operate in Europe, such as Alamo Europe, Avis Europe Limited, EuroDollar and Europcar International S.A., which provide automobiles to the Company for rental. Approximately 90% of Auto Europe's customers are travel agents, and the remaining 10% are travelers. The Company's field representatives establish and maintain the Company's relationships with a majority of the travel agents located in the U.S. Recently, Auto Europe has established a site on the World Wide Web to more effectively target travelers directly. Auto rentals in Europe pose a number of challenges for a U.S. traveler. In addition to costs such as drop off fees and airport levies, travelers run the risk of additional costs associated with currency fluctuations and rate changes if they do not pre-pay in U.S. dollars. Travelers are also faced with age restrictions, lack of flexibility in drop off and pick up and insurance complications. Further, the difficulty obtaining air conditioned, automatic transmission cars makes the European auto rental process difficult for travelers. Auto Europe is able to simplify the process and overcome many of these challenges for travel agents and travelers. The Company maintains 24-hour toll-free numbers connected directly to its customer service department in the U.S. from which its customers in Europe can obtain emergency assistance. These toll-free numbers provides the customer with an English speaking contact with access to the appropriate emergency roadside assistance in the relevant foreign location. In 1996, Auto Europe made reservations for approximately 195,000 auto rentals.

MIS TECHNOLOGY

     Technology is critical to providing the most complete, accurate and current information and to maximizing the efficiency of the Company's reservation agents. The Company's strategy is to capitalize on the technology investments made by its Founding Companies and to continue to invest in state-of-the-art information and telecommunications technology. The Company operates its basic reservation systems using SABRE and System One, two of the leading reservations systems in the travel service industry, along with its own proprietary systems. The Company has made a substantial investment in developing and implementing a number of new technology systems which will: (i) increase the efficiency of its reservations centers; (ii) improve the quality of information available to management; and (iii) reduce personnel requirements by automating a larger portion of operations. These systems have been developed specifically for the operations of each segment in which the Company operates. One system, currently in place at Auto Europe, automatically identifies travel agencies to reservation agents using a caller identification system thereby enabling reservation agents to provide preferential pricing based upon the historical sales volume of such travel agencies. Cruises, Inc. is currently involved in the pilot testing of Cruise Director, a computerized reservation system developed for cruise lines by SABRE to increase the efficiency of the reservation process.

     The Company expects to begin implementing two new systems at Travel 800. The first is a new user-friendly front end system for System One which permits the Company's reservation agents to provide information and make reservations using a simple point and click method, rather than by entering lengthy codes into the standard Central Reservations Systems ("CRSs"). This software also identifies alternate routing and fare information where lower fares are available. This new software will enable the Company to train new reservation agents and put them on-line with customers in two to three days, rather than the two to three weeks required to train agents on the existing CRSs. This new software is currently being tested by certain Travel 800 reservation agents and is expected to be implemented Company-wide by the fall of 1997. In addition, in an effort to reduce "talk time" per sale, the Company expects to begin testing in mid-1997 a continuous speech recognition technology that will enable customers to talk to the reservations computer to retrieve price and schedule information. The Company expects that this new system will increase the efficiency of the Company's reservation agents by minimizing the average length of a telephone call.

     The Company expects to increase the utilization of its existing systems by making them available to other Founding Companies and at companies to be acquired in the future. Investment in technology will enable the Company to: (i) facilitate cross-marketing opportunities and the transfer of knowledge across travel service segments; (ii) build a centralized database of information on travelers that can be utilized for highly targeted direct mail advertising campaigns; and (iii) achieve operating leverage to support its growth.

TRAVEL PROVIDER RELATIONSHIPS

     The Founding Companies have negotiated arrangements with many major airline, cruise line and European auto rental companies. In 1996, net revenues from (i) two auto rental companies represented an aggregate of 38.8%, (ii) two cruise lines represented an aggregate of 14.2% and (iii) two airlines represented an aggregate of 9.4% of the Company's net revenues.

     The following table sets forth a list of certain of the Company's key travel providers:

                                                              European
        Cruise Lines               Airlines           Auto Rental Companies
---------------------------  --------------------   --------------------------
Carnival Cruise Lines         American Airlines      Alamo Europe
Celebrity Cruise Line         British Airways        Avis Europe Limited
Holland America               Continental Airlines   Budget
Norwegian Cruise Line         Delta Air Lines        Europcar International S.A.
Princess Cruises              Northwest Airlines
Royal Caribbean Cruise Lines

     The Company receives preferential pricing from certain travel providers, which enables the Company to price its services more competitively. The Company's agreements with its travel providers can generally be cancelled or modified by the travel provider upon relatively short notice.

SALES AND MARKETING

     The Company engages in different marketing and advertising programs depending on whether the customers are primarily travel agents or travelers and the particular travel service. The Company markets domestic air travel service through the use of various toll-free numbers, such as 1-800-FLY-CHEAP and 1-800-LOW-FARE. The Company markets its other services to travelers in numerous ways, principally through newspaper and magazine advertisements highlighting toll-free numbers and special travel offers. Cruises, Inc. is also currently the exclusive provider of cruise line information services for Travelocity, a popular travel site on the Internet and a service of the SABRE Group. In many cases, the travel providers contribute to the cost of the advertising and marketing. To market directly to travel agents, the Company uses dedicated salespeople, direct mailings and multiple fax distribution technology. Most of the Founding Companies have sites on the World Wide Web for use by travel agents and travelers. The Company believes it will be able to significantly increase its revenue base by offering travel agents and travelers a broader range of travel services through a single telephone call to any of the Company's locations. In addition, the Company will focus on increasing its revenues from its existing customers by cross-selling its services and broadening its service offerings.

COMPETITION

     The travel service industry is extremely competitive and has low barriers to entry. The Company competes with other distributors of travel services, its travel providers, travel agents, tour operators and group travel sponsors, some of which have more experience, brand name recognition and/or financial resources than the Company. The Company's travel providers may decide to compete more directly with the Company and restrict the availability of tickets or services or the ability of the Company to offer tickets or services at a preferential price. Other distributors may have relationships with certain travel providers providing better availability or more competitive pricing than that offered by the Company. Furthermore, some travel agents and group travel sponsors have a strong presence in their geographic area which may make it difficult for the Company to attract customers in those areas.

EMPLOYEES

     As of March 31, 1997, the Company had 722 full-time employees, of whom 275 were employed in connection with auto rental services, 219 were employed in connection with cruise services and 228 were employed in connection with air services. In addition, the Company has contracts with 251 independent agents and uses temporary employees as required to meet the needs of seasonal demand.

FACILITIES

     As of March 31, 1997, the Company had five facilities, two of which it owns and three of which are leased. Auto Europe owns one facility which is located in Portland, Maine and is approximately 18,800 square feet. Cruises Only owns one facility which is located in Orlando, Florida and is approximately 37,600 square feet. Cruises, Inc. leases one facility which is located in Syracuse, New York and includes approximately 10,600 square feet. The lease will expire on February 28, 2006 and contains a five year renewal option. Travel 800 leases one facility which is located in San Diego, California and includes approximately 12,800 square feet. The lease will expire on March 31, 1998. D-FW Tours leases one facility which is located in Dallas, Texas and includes approximately 9,000 square feet. The lease will expire on August 31, 1998. The Company's corporate headquarters are located in Bethesda, Maryland. The Company intends to relocate its corporate headquarters to Florida before the consummation of the Offering.

LEGAL PROCEEDINGS

     On June 29, 1995, the U.S. Department of Labor filed suit against Cruises Only, Wayne Heller and Judy Heller in the U.S. District Court of the Middle District of Florida, the Orlando Division, alleging that Cruises Only failed to pay overtime to employees in violation of the Fair Labor Standards Act of 1938. In late 1996, both parties filed a motions for summary judgement. Although the court has not rendered any decision on these motions, Cruises Only has created a reserve for its estimated potential liability for this case.

     The Company is involved in various legal actions arising in the ordinary course of business. The Company believes that none of these actions will have a material adverse effect on its business, financial condition and results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the Company's directors, executive officers and certain key employees, and those persons who will become directors and executive officers in upon consummation of the Offering.

         NAME           AGE                              POSITION
---------------------- ------ ---------------------------------------------------------------
Joseph V. Vittoria ...   62    Chairman and Chief Executive Officer of the Company; Director
Michael J. Moriarty      50    President and Chief Operating Officer of the Company
Robert G. Falcone  ...   56    CEO-Cruises, Inc.; Director
Wayne Heller .........   40    Cruises Only; Director
Imad Khalidi .........   45    Vice President, European Operations of the Company; CEO-Auto
                               Europe, Director
Susan Parker .........   49    CEO-Travel 800; Director
John W. Przywara   ...   45    CEO-D-FW Tours; Director
Elan J. Blutinger  ...   41    Director
D. Fraser Bullock  ...   42    Director
Tommasso Zanzotto  ...   55    Director
Leonard A. Potter  ...   35    Advisory Director


     JOSEPH V. VITTORIA will become the Chairman and Chief Executive Officer and a director of the Company upon the consummation of the Offering. From September 1987 to February 1997 Mr. Vittoria was the Chairman and Chief Executive Officer of Avis, Inc., a multinational auto rental company where he was employed for over 26 years. Mr. Vittoria was responsible for the purchase of the Avis company by creating one of the world's largest Employee Stock Ownership Plans in 1987. He was a founding member of the World Travel and Tourism Council, a global organization of the chief executive officers of companies engaged in all sectors of the travel and tourism industry. He has been named travel executive of the year several times by various travel media, including BUSINESS TRAVEL NEWS, TRAVEL WEEKLY, TRAVEL AGENT TOUR AND TRAVEL NEWS-NORTH AMERICA. Mr. Vittoria serves on the Board of Directors of United Air Lines, Inc., Transmedia Europe, Transmedia Asia, Pudgies, Inc. and various non-profit associations.

     MICHAEL J. MORIARTY will become the President and Chief Operating Officer of the Company upon the consummation of the Offering. Mr. Moriarty was the President and Chief Operating Officer of Studio Plus Hotels, Inc., a national extended stay hotel company from July 1996 until its sale in 1997. From 1981 to July 1996, Mr. Moriarty held various senior executive positions with the Marriott Company, a hotel company, including Brand Vice President of Marriott International (1994-1996), Vice President of Operations for the Residence Inn by Marriott Company (1989-1994), Vice President Finance and Development of Residence Inn (1987-1989), Vice President of Finance and Development for the Roy Rogers Restaurants Company, a subsidiary of the Marriott Company and Director of Finance and Business Analysis for Marriott Hotels and Resorts (1981-1984).

     ROBERT G. FALCONE will become a director of the Company after the consummation of the Offering. Mr. Falcone has served as the Chairman and Chief Executive Officer of Cruises, Inc. since its founding in 1982. Mr. Falcone is a member of the National Association of Cruise Only Agencies ("NACOA"), the Airline Reporting Corporation ("ARC"), the Travel Council of the World (Environmental Group), the American Society of Travel Agents ("ASTA"), Cruise Lines International Association ("CLIA") and is the co-founder of the Society of Elite Agents, a trade association of leading cruise specialists ("SEA").

     WAYNE HELLER will become a director of the Company after the consummation of the Offering. Mr. Heller has served as the Chief Executive Officer of Cruises Only since its founding in 1985 and was previously employed with Norwegian Caribbean Cruise Lines from 1980 to 1984. Mr. Heller is a member of ASTA, NACOA and CLIA.

     IMAD KHALIDI will become the Vice President, European Operations, of the Company and a director of the Company after the consummation of the Offering. Mr. Khalidi has been President of Auto Europe since 1992. In 1990, he joined Auto Europe as Executive Vice President of Marketing and Sales. From 1983 to 1990, Mr. Khalidi served as an International Travel Trade Manager and an International Licensee Manager with Europcar International S.A., an auto rental company in France. Mr. Khalidi is a member of the Association of Retail Travel Agencies ("ARTA"), ASTA and CLIA.

     SUSAN PARKER will become a director of the Company after the consummation of the Offering. Ms. Parker has served as the President of Travel 800 since its founding in 1989. From 1984 to 1989, Ms. Parker was President of Continental Travel, an incentive travel company. Ms. Parker is a member of ASTA, CLIA and the International Airlines Travel Agent Network ("IATAN").

     JOHN W. PRZYWARA will become a director of the Company after the consummation of the Offering. Mr. Przywara has served as President of D-FW Tours since its founding in 1978. Mr. Przywara is a member of the ARC, CLIA and IATAN.

     ELAN J. BLUTINGER has been a director of the Company since its formation. Mr. Blutinger is a Managing Director of Alpine Consolidated LLC, a consolidator of highly fragmented businesses. From 1987 to 1995, he was the Chief Executive Officer of Shoppers Express, Inc., an electronic retailing service, which he founded. Mr. Blutinger is currently the Vice Chairman of Shoppers Express, Inc. From 1983 to 1986, Mr. Blutinger was the Chairman and Chief Executive Officer of DSI, a wholesale distributor for the personal computer industry until its acquisition in 1986 by Independent Distribution Incorporated.

     D. FRASER BULLOCK has been a director of the Company since its formation. Mr. Bullock is a Managing Director of Alpine Consolidated LLC, and was most recently the President and Chief Operating Officer of VISA Interactive, a wholly-owned subsidiary of VISA International from its inception in 1994 to 1996. In 1993, Mr. Bullock became the President and Chief Operating Officer of U.S. Order, Inc., a provider of remote electronic transaction processing, until it was acquired by VISA International in 1994. From 1991 to 1992, Mr. Bullock was the Senior Vice President of U.S. Order, Inc. From 1986 to 1991, he was the Chief Financial Officer and Executive Vice President of World Corp., Inc., a holding company with various operating subsidiaries including World Airways, Inc. Mr. Bullock was a founding partner of Bain Capital, a Manager of Bain and Company, and a founder of MediVision, Inc., a consolidation of eye surgery centers.

     TOMMASSO ZANZOTTO will become a director of the Company after the consummation of the Offering. Mr. Zanzotto is the President of Toscana Ville E Castelli, a real estate development company which owns and operates residential and commercial properties in the lodging and hotel industry. From 1994 to 1996, he was the Chairman and Chief Executive Officer of Hilton International. From 1969 to 1993, Mr. Zanzotto held various positions with American Express Travel Related Services including President International, American Express Financial and Travel Services (1990-1993); President, American Express Corporate Card Division (1987-1990); President, American Express Travelers Cheques (Europe, Africa, Middle East). Mr. Zanzotto is a member of the World Travel and Tourism Council, and a Governor of the Transportation and Travel Committee of the World Economic Summit.

     LEONARD A. POTTER was a founder of the Company. After the Offering, he will be an Advisory Director to the Board. Mr. Potter is a co-founder and Managing Director of Capstone Partners, LLC, a venture firm specializing in consolidation transactions. Capstone Partners, LLC was a co-sponsor of the Staffmark, Inc. consolidation and initial public offering in September 1996. Prior to forming Capstone Partners, LLC, Mr. Potter was an attorney at Morgan, Lewis & Bockius, LLP, for more than five years practicing in the areas of merger and acquisition and securities law. While at Morgan, Lewis & Bockius he represented a number of public companies in connection with the implementation of consolidation strategies similar to the Company's, including U.S. Office Products, F.Y.I., Inc. and Cotelligent Group.

BOARD OF DIRECTORS

     After consummation of the Combinations, the Board of Directors of the Company will consist of nine directors divided into three classes with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring. Directors whose terms expire in 1988 are:
_____, ______, and _____;  directors whose terms expire in 1999 are: ____, ____, and _____; directors whose terms expire in 2000 are: ____, _____, ______. The Company expects that the Board of Directors will establish an Audit Committee, a Compensation Committee, and such other committees as the Board may determine. The members of each committee are expected to be determined at the first meeting of the Board of Directors following the consummation of the Combinations.

     The Advisory Director has the right to attend the meeting of the Board of Directors, to consult with officers and directors of the Company and will provide guidance (but not direction) concerning management and operation of the Company's business. The Advisory Director does not have a right to vote as the director.

     All officers serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

     Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $2,000 for attendance at each Board of Directors' meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors' meeting). Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof incurred in their capacity as directors.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS; COVENANTS-NOT-TO-COMPETE

     The Company was incorporated in April 1996, has conducted no operations and generated no revenue to date and did not pay any of its executive officers compensation during 1996. The Company anticipates that during 1997 its most highly compensated executive officers will be Messrs. Vittoria and Moriarty. The Company will grant Messrs. Vittoria and Moriarty options to purchase 100,000 shares and 75,000 shares of Common Stock, respectively, at the price per share at the initial public offering price. These options will vest in equal installments on each of the first four anniversaries of the employment agreements.

     Mr. Vittoria will enter into an employment agreement with the Company providing for an annual base salary of $200,000. Mr. Moriarty will enter into an employment agreement with the Company providing for an annual base salary of $150,000. In addition, certain executive officers of the Founding Companies, including Messrs. Falcone, Heller, Khalidi and Przywara and Ms. Parker, will enter into employment agreements. Each employment agreement will be for a term of three years, and unless terminated or not renewed by the Company or the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each employment agreement will contain a covenant not to compete (the "Covenant") with the Company for a period equivalent to the longer of two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment. Under this Covenant, the executive officer is prohibited from: (i) engaging in any travel service business in direct competition with the Company within defined geographic areas in which the Company or its subsidiaries does business; (ii) enticing a managerial employee of the Company away from the Company; (iii) calling upon any person or entity which is, or has been, within one year prior to the date of termination, a customer of the Company; or (iv) calling upon a prospective acquisition candidate which the employee knew was approached or analyzed by the Company, for the purpose of acquiring the entity. The Covenant may be enforced by injunctions or restraining orders and shall be construed in accordance with the changing activities, business and location of the Company. Each of these agreements will provide that, in the event of a termination of employment by the Company without cause during the first three years of the employment term (the "Initial Term"), the employee will be entitled to receive from the Company an amount equal to his or her then current salary for the remainder of the Initial Term or for one year, whichever is greater. In the event of a termination of employment without cause after the Initial Term of the employment agreement, the employee will be entitled to receive an amount equal to his or her then current salary for one year. In either case, payment is due in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the agreement) during the Initial Term, if the employee is not given at least five days' notice of such change in control, the employee may elect to terminate his or her employment and receive in one lump sum three times the amount he or she would receive pursuant to a termination without cause during the Initial Term. In the event of a termination without cause by the Company or a change in control, the employee may elect to waive the right to receive severance compensation and, in such event, the noncompetition provisions of the employment agreement will not apply. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his or her employment agreement and receive in one lump sum two times the amount he or she would receive pursuant to a termination without cause during the Initial Term. In such an event, the noncompetition provisions of the employment agreement would apply for two years from the effective date of termination.

     Each Agreement and Plan of Organization also contains a similar covenant prohibiting the Founding Stockholders from competing with the Company for a period of three years following the consummation of the Offering.

1997 LONG-TERM INCENTIVE PLAN

     No stock options were granted to, or exercised by or held by any executive officer in 1996. In May 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, employees, consultants and independent contractors with additional incentives by increasing their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs");
(iii) restricted or deferred stock; (iv) dividend equivalents; and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock. The Compensation Committee will administer the Plan and generally select the individuals who will receive awards and the terms and conditions of those awards.

     The Company has reserved 900,000 shares of Common Stock for use in connection with the Plan. Beginning with the Company's first fiscal quarter after the closing of this Offering and continuing each fiscal quarter thereafter, the number of shares available for use in connection with the Plan will be the greater of 900,000 shares or 12% of the aggregate number of shares of Common Stock outstanding on the last day of the preceding calendar quarter. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     In connection with the Offering, NQSOs to purchase a total of 675,000 shares of Common Stock of the Company will be granted as follows: [ ]. In addition, options to purchase approximately ____________ shares will be granted to the employees of the Founding Companies. The grants of all of the foregoing options will be effective as of the closing of the Offering and each will have an exercise price equal to the initial public offering price per share in the Offering. These options will vest at the rate of 25% per year commencing on the first anniversary of the grant, and will expire 10 years from the date of grant or three months following termination of employment.

1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders in 1997, provides for: (i) the automatic grant to each non-employee director and Advisory Director (a "Participant") serving at the commencement of the Offering of an option to purchase 10,000 shares; and thereafter (ii) the automatic grant to each Participant of an option to purchase 10,000 shares upon such person's initial election as a director or appointment as an Advisory Director. In addition, the Directors' Plan provides for an automatic annual grant to each Participant of an option to purchase 5,000 shares at each annual meeting of stockholders following the Offering; provided, however, that if the first annual meeting of stockholders following a person's initial election as a non-employee director or appointment by the Board as an Advisory Director is within three months of the date of such election or appointment, such person will not be granted an option to purchase 5,000 shares of Common Stock at such annual meeting. These options will have an exercise price per share equal to the fair market value of a share at the date of grant. Options granted under the Directors' Plan will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director or advisor, and options will be immediately exercisable. In addition, the Directors' Plan permits Participants to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" that may be settled at future dates, as elected by the Participants. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. The Company has reserved 100,000 shares of Common Stock for use in connection with the Directors' Plan. Immediately after the consummation of the Offering, the Participants will be Messrs. Blutinger, Bullock, Zanzotto and Potter.

                             CERTAIN TRANSACTIONS


ORGANIZATION OF THE COMPANY

     The Company was initially capitalized by Capstone Partners and Alpine Consolidated. As a result of a 5,444.45 for one stock split effective on May 12, 1997, the 300 shares of Common Stock initially issued by the Company to its founders will total 1,633,335 shares on the consummation of the Offering.

     TSGI Funding, LLC ("TSGI"), a Delaware limited liability company, will lend to TSII from time to time an amount equal to the legal, accounting and other transactional costs, expenses and disbursements incurred by TSII in connection with the Combinations and the Offering. The member managers of TSGI are Alpine Consolidated of which Elan Blutinger and D. Fraser Bullock, directors of the Company, are Managing Directors, and Capstone Partners LLC, of which Leonard Potter, who will be an Advisory Director of the Company, is a Managing Director. Any amounts loaned by TSGI to TSII will be repaid from the proceeds of the Offering.

     The aggregate consideration to be paid by TSII in the Combinations consists of approximately $22.2 million in cash and 3,422,225 shares of Common Stock. The following table sets forth the consideration paid to each of Founding Companies.

                      COMPANY              CASH         SHARES
                ----------------------   -----------   -----------
                                          (DOLLARS IN THOUSANDS)
                 Auto Europe .........     $ 5,000     1,083,334
                 Cruises Only   ......       8,100       908,334
                 Travel 800  .........       5,917       902,778
                 Cruises, Inc.  ......       2,000       333,334
                 D-FW Tours  .........       1,167       194,445
                                           --------    -----------
                 Total ...............     $ 22,184    3,422,225
                                           ========    ===========

     The purchase price of each of the Founding Companies will be increased by certain working capital adjustments. In addition, Certain non-operating assets with a net book value of approximtely $2.5 million will be excluded from the Combinations and retained by certain stockholders of the Founding Companies.

     The consideration to be paid for the Founding Companies was determined through arm's-length negotiations between TSII and representatives of each Founding Company. The factors considered by the parties in determining the consideration to be paid include, among others, the historical operating results, the net worth, the levels and type of indebtedness and the future prospects of the Founding Companies. Each Founding Company was represented by independent counsel in the negotiation of the terms and conditions of the Combinations.

     The consummation of each Combination is subject to customary conditions. These conditions include, among others, the continuing accuracy on the closing date of the Combinations of the representations and warranties of the Founding Companies and of TSII, the performance by each of them of all covenants included in the agreements relating to the Combinations and the nonexistence of a material adverse change in the business, results of operations or financial condition of each Founding Company.

     Pursuant to the agreements entered into in connection with the Combinations, the stockholders of the Founding Companies agreed not to compete with the Company for three years, commencing on the date of consummation of the Offering.

     Prior to the Offering, substantially all of the indebtedness of the Founding Companies was personally guaranteed by their respective stockholders or by entities controlled by such stockholders. The Company will assume all remaining payment obligations of such indebtedness following consummation of the Offering.

     In connection with the Combinations, and as consideration for their interests in the Founding Companies, certain executive officers, directors, key employees and holders of more than 5% of the outstanding shares of the Company, together with their spouses and trusts for the benefit of their immediate families, received cash and shares of Common Stock of the Company as follows:

                                              SHARES OF
                                  CASH      COMMON STOCK
                             -------------- --------------
 Alex Cecil  ............... $ 5,000,000       1,083,334
 Robert G. Falcone    ......   1,800,000*        300,000
 Wayne A. Heller   .........   8,100,000         908,334
 Susan Parker   ............   5,916,667         902,778
 John W. Przywara   ........   1,166,667**       194,445

----------
 * plus 45% of certain cash remaining in Cruises Inc., as of June 30, 1997.

** plus certain cash remaining in D-FW Tours, as of June 30, 1997.

OTHER TRANSACTIONS

     Since 1990, Cruises, Inc. has leased office space from Pioneer Park I Company ("Pioneer") pursuant to a lease dated August 9, 1990, as subsequently amended and supplemented. One of the principals of Pioneer is Michael Falcone, the brother of Robert Falcone. The annual rent paid by Cruises, Inc. to Pioneer was $41,615, $47,453 and $50,946 in 1990, 1991 and 1993, respectively. The lease terminates on October 31, 2003.

     Travel 800 has entered into a Custom Network Service Arrangement ("CNSA") with Sprint Communications Company LP for long distance telephone services which provides for a minimum monthly commitment of $120,000 and certain minimum monthly usages. Travel 800 has agreed to provide long distance telephone services under the CNSA to certain other entities which are owned by Susan Parker, Chief Executive Officer of Travel 800 and is responsible for the minimum monthly commitment of the CNSA.

     During 1995, Cruises Only leased office space from Heller Properties, an entity wholly owned by Wayne Heller, the President of Cruises Only, and Judy Heller, the Senior Vice President of Cruises Only, pursuant to an oral agreement on a month to month basis for rent plus the payment of operating expenses and property taxes. The rent ranged from $6,165 per month to $6,835 per month. The oral agreement was terminated on December 31, 1995.

     Jacqueline Duffort Cecil, the wife of Alex Cecil, the Chief Executive Officer of Auto Europe prior to the Offering, loaned $300,000 to Auto Europe on December 31, 1995 and 1996 at an interest rate of prime plus 1%. Auto Europe repaid these respective loans in March and February of the following years.

     During 1995, Auto Europe advanced $2.1 million to Alex Cecil who used the advance to purchase an island off the coast of Maine. Subsequently he contributed this island to Auto Europe in return for the cancellation of his obligations on the advance. This island will not be included in the assets of Auto Europe acquired by the Company.

     Auto Europe has purchased computer equipment from The Ceris II Group, which is owned by Imad Khalidi, President of Auto Europe, and certain other employees of Auto Europe. Auto Europe purchases the equipment at the cost to the The Ceris II Group. Auto Europe purchased $477,000 worth of computer supplies and equipment from The Ceris II Group during 1996.

COMPANY POLICY

     In the future, any transactions with officers, directors and affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company, after giving effect to the Combinations, by: (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each named executive officer; and (iv) all executive officers and directors as a group. All persons listed have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.


                                                           PERCENTAGE OWNED
                                                --------------------------------------
             NAME AND ADDRESS                                  BEFORE        AFTER
          OF BENEFICIAL OWNER (1)                SHARES       OFFERING      OFFERING
---------------------------------------------   -----------   -----------   ----------
 Joseph V. Vittoria  ........................     245,000          4.1%          2.9%
 Michael Moriarty ...........................      40,833            *             *
 Robert G. Falcone (2)  .....................     300,000          5.0           3.5
 Wayne Heller (3)    ........................     908,334         15.2          10.7
 Imad Khalidi  ..............................     500,000          8.4           5.9
 Susan Parker  ..............................     902,778         15.1          10.7
 John W. Przywara    ........................     194,445          3.3           2.3
 Elan J. Blutinger (4)  .....................   1,098,890         18.4          13.0
 D. Fraser Bullock (4)  .....................   1,098,890         18.4          13.0
 Tommasso Zanzatto (5)  .....................      10,000            *             *
 Alex Cecil (6)   ...........................   1,083,334         18.2          12.8
 Alpine Consolidated LLC   ..................   1,088,890         18.3          12.8
 Capstone Partners LLC (7) ..................     544,445          9.1           6.4
 All Directors and Executive
 Officers as a Group (10 persons) (8)  ......   4,210,280         70.2          49.6



----------
  * less than 1.0%

(1) Unless indicated otherwise, the address of the beneficial owners is, TSII, c/o Alpine Consolidated, LLC 4701 Sangamore Road, Bethesda, MD 20816.

(2)  Includes 150,000 shares owned by Judith A. Falcone, his spouse.

(3)  Includes 454,167 shares owned by Judy Heller, his spouse.

(4) Includes for each of Messrs. Blutinger and Bullock 10,000 shares which may be acquired upon the exercise of options and 1,088,890 shares held by Alpine Consolidated LLC. Elan J. Blutinger and D. Fraser Bullock are Managing Directors of Alpine Consolidated LLC.

(5)  Includes 10,000 shares which may be acquired upon the exercise of options.

(6)  Mr. Cecil's  address is Auto Europe,  39 Commercial  Street,  Portland,  ME
     04112.

(7) Leonard A. Potter, an Advisory Director, is a Managing Director of Capstone Partners, LLC.

(8)  Includes 30,000 shares which may be acquired upon the exercise of options.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company's authorized capital stock consists of 51,000,000 shares of capital stock, par value $.01 per share, consisting of 50,000,000 shares of Common Stock, of which 2,541,667 shares shall be designated restricted common stock (the "Restricted Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Without giving effect to the issuance of shares in the Combinations or this Offering, the Company has outstanding 2,541,667 shares of Common Stock held by seven shareholders, all of which includes 2,133,335 shares of Restricted Common Stock, and no shares of Preferred Stock.

COMMON STOCK AND RESTRICTED COMMON STOCK

     After giving effect to the Combinations but without giving effect to the Offering, 5,963,892 shares of the Common Stock (of which 2,541,667 are shares of Restricted Common Stock) were issued and outstanding and were held by 15 stockholders.

     All of the rights, privileges and obligations of the Common Stock and Restricted Common Stock are the same, except for voting rights. The holders of the Common Stock are entitled to one vote for each share held on all matters to which they are entitled to vote, including the election of directors. The holders of Restricted Common Stock are entitled to one-tenth of one vote for each share held on all other matters which they are entitled to vote including the election of directors.

     Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Prospectus will be upon payment therefor, fully paid and nonassessable.

     The Board of Directors is classified into three classes as nearly equal in number as possible, with the term of each class expiring on a staggered basis. See "Management - Board of Directors." The classification of the Board of Directors may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of the Company. Cumulative voting for the election of directors is not permitted, enabling holders of a majority of the outstanding Common Stock to elect all members of the class of directors whose terms are then expiring. Any director, or the entire Board of Directors, may be removed at any time, with cause, by a majority of the aggregate number of votes which may be cast by the holders of all of the outstanding shares of Common Stock and Restricted Common Stock entitled to vote for the election of directors, except that only the holder of the Restricted Common Stock may remove the director such holder is entitled to elect.

     Each share of Restricted Common Stock will automatically convert to Common Stock on a share for share basis: (a) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a disposition which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder (as defined in Section 267, 707, 318, and/or 4946 of the Internal Revenue Code of 1986)), (b) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company, (c) in the event any person offers to acquire 15% or more of the outstanding shares of Common Stock of the Company, or (d) in the event a majority of the aggregate number of votes which may be voted by the holders of outstanding shares of Common Stock and Restricted Common Stock entitled to vote and approve such conversion. After December 31, 1999, the Company may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Restricted Common Stock have been converted into shares of Common Stock.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption
(including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATIONS PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 662|M/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the Company's Certificate of Incorporation and as permitted by Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     After the Offering, the Company will have outstanding 8,463,892 shares of Common Stock. The 2,500,000 shares being sold in the Offering are, freely tradable without restriction unless acquired by affiliates of the Company. None of the remaining 5,963,892 outstanding shares of Common Stock (including 2,541,667 shares of Restricted Common Stock beneficially owned by the Company's officers, directors and certain other stockholders) has been registered under the Securities Act, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of restricted shares of Common Stock from either the Company or any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of the Prospectus relating to the Offering, a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Common Stock, or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

     Upon completion of the Offering, the holders of Common Stock who did not purchase shares in the Offering will own 5,963,892 shares of Common Stock, including the stockholders of the Founding Companies who will receive, in the aggregate, 3,422,225 shares in connection with the Combinations and management and founders of TSII who own 2,541,667 shares. These shares have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, these stockholders have agreed with TSII not to sell, transfer or otherwise dispose of any of these shares for one year following consummation of the Offering. These stockholders also have certain demand registration rights beginning two years after the Offering and certain piggyback registration rights with respect to these shares.

     The Company and the holders of all shares outstanding prior to the Offering (including all officers and directors of the Company and the Founding Companies) have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities except for: (i) in the case of the Company, Common Stock issued pursuant to any employee or director plan described herein or in connection with acquisitions; and (ii) in the case of all such holders, the exercise of stock options pursuant to benefit plans described herein and shares of Common Stock disposed of as bona fide gifts, subject, in each case, to any remaining portion of the 180-day period applying to any shares so issued or transferred. In evaluating any request for a waiver of the 180-day lock-up period, Montgomery Securities will consider, in accordance with their customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Underwriting."

     The 3,000,000 shares of Common Stock to be registered pursuant to the Company's shelf registration statement will be, upon issuance thereof, freely tradable unless acquired by parties to the acquisition or affiliates of such parties, other than the issuer, in which case they may be sold pursuant to Rule 145 under the Securities Act. Rule 145 permits such persons to resell immediately securities acquired in transactions covered under the Rule, provided such securities are resold in accordance with the public information, volume limitations and manner of sale requirements of Rule 144. If a period of one year has elapsed since the date such securities were acquired in such transaction and if the issuer meets the public information requirements of Rule 144, Rule 145 permits a person who is not an affiliate of the issuer to freely resell such securities. The Company intends to contractually restrict the sale of shares issued in connection with future acquisitions. The piggyback registration rights described above do not apply to such shelf registration statement.

     Sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                 UNDERWRITING


     The underwriters named below (the "Underwriters"), represented by Montgomery Securities (the "Representative"), have agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement") by and between the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite its name at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.

                                                  NUMBER OF
                 UNDERWRITERS                     SHARES
                ------------------------------   -----------
                 Montgomery Securities  ......
                                                 -----------
                 Total   .....................
                                                 ===========

     The Representative has advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not more than $_______ per share; and the Underwriters may allow, and such dealers may reallow, a concession of not more than $_______ per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representative. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 375,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such over-allotment option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriter may be required to make in respect thereof.

     The Company's officers and directors and all of the stockholders of the Company prior to the Offering (including the holders of shares issued in connection with the acquisition of the Founding Companies and shares issuable upon the exercise of outstanding options), have agreed that for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of Montgomery Securities, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock. The Company has also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities for a period of 180 days after the effective date of this Offering without the prior written consent of Montgomery Securities, except for securities issued by the Company in connection with acquisitions and for grants and exercises of stock options, subject in each case to any remaining portion of the 180-day period applying to shares issued or transferred. In evaluating any request for a waiver of the 180-day lock-up period, Montgomery Securities will consider, in accordance with their customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Shares Eligible for Future Sale."

     In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities and Exchange Act of 1934, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and, in such case, may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 375,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Montgomery Securities, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Representative has informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

     Prior to the Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiations between the Company and the
Representative. Among the factors considered in such negotiations were the results of operations of the Founding Companies in recent periods, the prospects for the Company and the industry in which the Company competes, an assessment of the Company's management, its financial condition, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the economy and the securities markets at the time of the Offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Washington, D.C. Certain legal matters related to the Offering will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

     The audited financial statements included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

     Upon completion of the Offering, the Company will be subject to the information requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Commission at

Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

     The Company's Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, Washington, D.C. 20006.

                        INDEX TO FINANCIAL STATEMENTS
               UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                       HISTORICAL FINANCIAL STATEMENTS

                                                                         PAGE
                                                                      ---------
TRAVEL SERVICES INTERNATIONAL, INC. PRO FORMA:
 Introduction to Unaudited Pro Forma Combined Financial Statements..  F-2
 Unaudited Pro Forma Combined Balance Sheet.........................  F-3
 Unaudited Pro Forma Combined Statement of Income...................  F-4
 Notes to Unaudited Pro Forma Combined Financial Statements.........  F-5
TRAVEL SERVICES INTERNATIONAL, INC.:
 Report of Independent Public Accountants...........................  F-8
 Balance Sheet......................................................  F-9
 Notes to Financial Statement.......................................  F-10
AUTO-EUROPE, INC. (MAINE):
 Report of Independent Public Accountants...........................  F-13
 Balance Sheets.....................................................  F-14
 Statements of Operations...........................................  F-15
 Statements of Changes in Stockholders' Deficit ....................  F-16
 Statements of Cash Flows...........................................  F-17
 Notes to Financial Statements......................................  F-18
CRUISES ONLY, INC.:
 Report of Independent Public Accountants...........................  F-24
 Balance Sheets.....................................................  F-25
 Statements of Income...............................................  F-26
 Statements of Changes in Stockholders' Equity (Deficit)............  F-27
 Statements of Cash Flows...........................................  F-28
 Notes to Financial Statements......................................  F-29
800-IDEAS, INC.:
 Report of Independent Public Accountants...........................  F-34
 Balance Sheet......................................................  F-35
 Statements of Income...............................................  F-36
 Statements of Changes in Stockholder's Equity......................  F-37
 Statements of Cash Flows...........................................  F-38
 Notes to Financial Statements......................................  F-39


         TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES
              UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                            BASIS OF PRESENTATION

   The following unaudited pro forma combined financial statements give effect to the acquisitions by Travel Services International, Inc. (TSII or the Company), of the outstanding capital stock of Cruises, Inc. (Cruises, Inc.), and D-FW Tours, Inc., and D-FW Travel Arrangements, Inc. (collectively, D-FW Tours), and substantially all of the assets of Auto-Europe, Inc. (Maine) (Auto Europe), Cruises Only, Inc. (Cruises Only), and 800-Ideas, Inc. (Travel 800) (together, the Founding Companies). These acquisitions (the Combinations) will occur simultaneously with the closing of TSII's initial public offering (the Offering) and will be accounted for using the purchase method of accounting. Auto Europe, one of the Founding Companies, has been designated as the accounting acquiror for financial statement presentation purposes.

   The unaudited pro forma combined balance sheet gives effect to the Combinations and the Offering as if they had occurred on December 31, 1996. The unaudited pro forma combined statement of income gives effect to these transactions as if they had occurred on January 1, 1996.

   The Company has preliminarily analyzed the savings that it expects to be realized by consolidating certain operational and general and administrative functions. To the extent the owners and certain key employees of the Founding Companies have agreed prospectively to reductions in salary and benefits, these reductions have been reflected in the unaudited pro forma combined statement of income. With respect to other potential cost savings, the Company has not and cannot quantify these savings until completion of the combination of the Founding Companies. It is anticipated that these savings will be partially offset by the costs of being a publicly held company and the incremental increase in costs related to the Company's new management. However, these costs, like the savings that they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the pro forma combined financial information of TSII.

   The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial statements do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project the Company's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.
See "Risk Factors" included elsewhere herein.

         TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES
        UNAUDITED PRO FORMA COMBINED BALANCE SHEET--DECEMBER 31, 1996
                                (IN THOUSANDS)

                                                                AUTO      CRUISES     TRAVEL    CRUISES,    D-FW      PRO FORMA
                                                       TSII    EUROPE      ONLY        800        INC.      TOURS    ADJUSTMENTS
                                                  --------    --------   --------    --------   --------   --------  -----------
                                                                                                                       (NOTE 3)
                                                                                                                     -----------
                       ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ....................   $     --    $     --   $    235    $  1,062   $    674   $    878    $
 Trade and other receivables, net of allowance          --         370        912       1,111        470        175
 Other current assets .........................         --          52         24         188        177         29
  Total current assets ........................         --         422      1,171       2,361      1,321      1,082

PROPERTY AND EQUIPMENT, net ...................         --       4,825      3,866         298        293         31        (144)
GOODWILL ......................................         --          --         --          --         --         --      35,314
OTHER ASSETS ..................................         --       2,203         44          17         34         --      (2,313)
                                                  --------    --------   --------    --------   --------   --------    --------
  Total assets ................................   $     --    $  7,450   $  5,081    $  2,676   $  1,648   $  1,113    $ 32,857
                                                  ========    ========   ========    ========   ========   ========    ========
            LIABILITIES AND STOCKHOLDERS'
                  EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Bank overdraft ...............................   $           $    672   $     --      $   --   $     --   $     --    $     --
 Line of credit and short-term debt ...........                  2,300         --          --         --         --
 Current maturities of long-term debt .........                    204        375          24         59         --
 Trade payables, customer deposits and deferred
  income ......................................                  3,564      2,081         296        840        733        (235)
 Payable to Founding Companies' Stockholders ..                     --         --          --         --         --      22,183
                                                  --------    --------   --------    --------   --------   --------    --------
  Total current liabilities ...................         --       6,740      2,456         320        899        733      21,948
LONG-TERM DEBT, net of current maturities .....         --       1,880      3,236          --         --         --
DEFERRED INCOME ...............................         --          --        190          --         --         --
DEFERRED TAXES ................................         --          --         --          --         --         --         116

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock .................................         16          41          7          71         --         37        (112)
 Additional paid-in capital ...................        (16)         96         --          --         --         --      12,283
 Retained earnings (deficit) ..................         --      (1,307       (808)      2,285        749        362      (1,397)
 Treasury stock ...............................         --          --         --          --         --        (19)         19
                                                  --------    --------   --------    --------   --------   --------    --------
  Total stockholders' equity (deficit) ........         --      (1,170       (801)      2,356        749        380      10,793
                                                  --------    --------   --------    --------   --------   --------    --------
  Total liabilities and stockholders' equity
   (deficit) ..................................   $     --    $  7,450   $  5,081    $  2,676   $  1,648   $  1,113    $ 32,857
                                                  ========    ========   ========    ========   ========   ========    ========

                                                     PRO       OFFERING       AS
                                                    FORMA    ADJUSTMENTS   ADJUSTED
                                                   --------  -----------   --------
                                                              (NOTE 3)
                                                             -----------
                       ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ....................    $  2,849    $  3,217    $  6,066
 Trade and other receivables, net of allowance        3,038                   3,038
 Other current assets .........................         470                     470
  Total current assets ........................       6,357       3,217       9,574

PROPERTY AND EQUIPMENT, net ...................       9,169                   9,169
GOODWILL ......................................      35,314                  35,314
OTHER ASSETS ..................................         (15)                    (15)
                                                   --------    --------    --------
  Total assets ................................    $ 50,825    $  3,217    $ 54,042
                                                   ========    ========    ========
            LIABILITIES AND STOCKHOLDERS'
                  EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Bank overdraft ...............................    $    672     $          $    672
 Line of credit and short-term debt ...........       2,300                   2,300
 Current maturities of long-term debt .........         662                     662
 Trade payables, customer deposits and deferred
  income ......................................       7,279                   7,279
 Payable to Founding Companies' Stockholders ..      22,183     (22,183)         --
                                                   --------    --------    --------
  Total current liabilities ...................      33,096     (22,183)     10,913
LONG-TERM DEBT, net of current maturities .....       5,116                   5,116
DEFERRED INCOME ...............................         190                     190
DEFERRED TAXES ................................         116          --         116

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock .................................          60          25          85
 Additional paid-in capital ...................      12,363      25,375      37,738
 Retained earnings (deficit) ..................        (116)                   (116)
 Treasury stock ...............................          --                      --
                                                   --------    --------    --------
  Total stockholders' equity (deficit) ........      12,307      25,400      37,707
                                                   --------    --------    --------
  Total liabilities and stockholders' equity
   (deficit) ..................................      50,825    $  3,217    $ 54,042
                                                   ========    ========    ========

The  accompanying  notes  are an  integral  part of these  unaudited  pro  forma combined financial statements.

         TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                   AUTO      CRUISES      TRAVEL     CRUISES,     D-FW     PRO FORMA         PRO
                                        TSII      EUROPE      ONLY          800        INC.      TOURS     ADJUSTMENTS      FORMA
                                       -------   ---------   --------    --------   ---------   -------    ----------      --------
                                                                                                             (NOTE 4)
NET REVENUES .......................   $    --   $ $25,742   $  7,937    $  7,789   $   6,424   $ 5,135     $      --    $   53,027
OPERATING EXPENSES .................        --      18,560      2,986       5,202       4,140     2,839            --        33,727
                                       -------   ---------   --------    --------   ---------   -------    ----------    ----------
 Gross profit ......................        --       7,182      4,951       2,587       2,284     2,296            --        19,300
GENERAL AND ADMINISTRATIVE
 EXPENSES ..........................        --       7,205      4,318       1,238       1,675     2,167        (5,077)(a)    11,526
GOODWILL AMORTIZATION ..............        --          --         --          --          --        --     1,009 (b)         1,009
                                       -------   ---------   --------    --------   ---------   -------    ----------    ----------
 Income (loss) from operations .....        --         (23)       633       1,349         609       129         4,068         6,765
INTEREST (EXPENSE) AND OTHER INCOME,
 net ...............................        --        (221)      (243)         31          12        10            --          (411)
                                       -------   ---------   --------    --------   ---------   -------    ----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES ..        --        (244)       390       1,380         621       139         4,068         6,354
PROVISION FOR INCOME TAXES .........        --          --         --          --         254        19     2,560 (c)         2,833
                                       -------   ---------   --------    --------   ---------   -------    ----------    ----------
NET INCOME (LOSS) ..................   $    --   $    (244)  $    390    $  1,380   $     367   $   120   $     1,508    $    3,521
                                       =======   =========   ========    ========   =========   =======    ==========    ==========
NET INCOME PER SHARE ...............                                                                                     $     0.43
SHARES USED IN COMPUTING NET INCOME                                                                                      ==========
 PER SHARE (Note 5) ................                                                                                      8,195,809
                                                                                                                         ===========

The  accompanying  notes  are an  integral  part of these  unaudited  pro  forma combined financial statements.

         TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES

                         NOTES TO UNAUDITED PRO FORMA

                        COMBINED FINANCIAL STATEMENTS

1. GENERAL:


Travel Services International, Inc. (TSII), was formed to create the leading single source distributor of specialized leisure travel services to both travel agents and travelers. TSII has conducted no operations to date and will acquire substantially all of the assets of the Founding Companies concurrently with the consummation of the Offering.

The historical financial statements reflect the financial position and results of operations of TSII and the Founding Companies as of December 31, 1996, and for the twelve months ended December 31, 1996, and were derived from the respective TSII and Founding Company financial statements where indicated. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.

2. ACQUISITION OF FOUNDING COMPANIES:


Concurrent with the closing of the Offering, TSII will acquire all of the outstanding capital stock of Cruises, Inc. and D-FW Tours and substantially all of the assets of Auto Europe, Cruises Only and Travel 800. The Combinations will be accounted for using the purchase method of accounting with Auto Europe being designated as the accounting acquiror.

The following table sets forth the consideration to be paid (a) in cash and (b) in shares of Common Stock to the stockholders of each of the Founding Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares is determined using an estimated fair value of $9.00 per share, which represents a discount of 25 percent from the assumed initial public offering price of $12.00 per share due to restrictions on the sale and transferability of the shares issued. The estimated purchase price for the acquisitions is based upon preliminary estimates.

                                                                   SHARES OF
                                                CASH             COMMON STOCK
                                        -------------------- -------------------
                                            (DOLLARS IN
                                            THOUSANDS)
Auto Europe ..........................           $    5,000       1,083,334
Cruises Only .........................                8,100         908,334
Travel 800 ...........................                5,917         902,778
Cruises, Inc. ........................                2,000         333,334
D-FW Tours ...........................                1,166         194,445
                                       --------------------   --------------
                                                 $   22,183       3,422,225
                                       ====================   ==============

        TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES

                   NOTES TO UNAUDITED PRO FORMA

                  COMBINED FINANCIAL STATEMENTS - (Continued)

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:


The following table summarizes unaudited pro forma combined balance sheet adjustments (in thousands):


                                                                      PRO FORMA
                                       (a)       (b)         (c)     ADJUSTMENTS
                                   --------- ----------- ----------- -----------
Property and equipment, net .....   $   (144)   $     --    $     --   $   (144)
Goodwill ........................                 35,314                 35,314
Other assets ....................     (2,319)                      6     (2,313)
Trade payables...................                                235        235
Payable to Founding Companies'
stockholders ....................                (22,183)               (22,183)
Other long-term liabilities .....                               (116)      (116)
Common stock ....................                    112                    112
Additional paid-in capital ......                (12,283)               (12,283)
Retained earnings ...............      2,463        (941)       (125)     1,397
Treasury stock ..................                    (19)                   (19)
                                   --------- ----------- -----------  ----------
                                    $     --   $      --    $    --     $    --
                                   ========= =========== ===========  ==========


                                                                     OFFERING
                                               (d)        (e)      ADJUSTMENTS
                                           ---------- ----------- -------------
Cash and cash equivalents................  $ 25,400   $(22,183)     $  3,217
Payable to Founding Companies'
stockholders.............................               22,183        22,183
Common stock.............................       (25)                     (25)
Additional paid-in capital...............   (25,375)                 (25,375)
                                           ---------- -----------   -----------
                                           $      --  $     --      $     --
                                           ========== ===========   ===========

----------

(a) Reflects the exclusion of certain non-operating assets with a net book value of $2,463,000 which will be retained by certain stockholders of the Founding Companies.

(b) Reflects the Combinations of the Founding Companies including (i) the liability for cash consideration to be paid, (ii) the issuance of 3,422,225 shares of common stock to the stockholders of the Founding Companies, (iii) the issuance of 2,541,667 shares of Common Stock to management and founders of TSII and (iv) the creation of approximately $35,314,000 of goodwill.

(c) Reflects the deferred income tax liability attributable to the temporary differences between financial reporting and income tax bases of assets and liabilities currently held in S Corporations.

(d) Reflects the proceeds from the issuance of 2,500,000 shares of common stock, net of estimated offering costs (based on an assumed initial public offering price of $12.00 per share). Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

(e) Reflects the cash portion of the consideration to be paid to the Founding Companies in connection with the Combinations.

        TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES

                   NOTES TO UNAUDITED PRO FORMA

                  COMBINED FINANCIAL STATEMENTS - (Continued)


4. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS :

(a) Adjusts salary and benefits to the level the owners and certain key employees of the Founding Companies have agreed to receive subsequent to the Combinations.

(b)  Reflects the amortization of goodwill using a 35-year estimated life.

(c) Reflects the incremental provision for federal and state income taxes relating to the other statement of income adjustments and for income taxes on S Corporation income.

5. NET INCOME PER SHARE

The shares used in computing net income per share include (i) 2,541,667 shares issued to management of and founders of TSII, (ii) 3,422,225 shares to be issued to the stockholders of the Founding Companies in connection with the Combinations and (iii) 2,231,917 shares to be issued in connection with the Offering necessary to pay the $22,183,333 cash portion of the consideration for the Combinations and to pay the estimated underwriting discount and other offering expenses in the aggregate amount of $4,600,000. Excludes 715,000 shares of Common Stock subject to options to be granted concurrently with the Offering at an exercise price equal to the initial public offering price.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Travel Services International, Inc.:


We have audited the accompanying balance sheet of Travel Services International, Inc., as of December 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Travel Services International, Inc., as of December 31, 1996, in conformity with generally accepted accounting principles.

Arthur Andersen LLP


Houston, Texas
May 13, 1997

                     TRAVEL SERVICES INTERNATIONAL, INC.
                                BALANCE SHEET
                              DECEMBER 31, 1996


        ASSETS
ASSETS:
 Cash..............................................................  $     30
  Total assets.....................................................  $     30
                                                                     ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par, 1,000,000 authorized, none outstanding.  $     --
 Common stock, $.01 par, 50,000,000 shares authorized, 1,633,335
  shares outstanding...............................................    16,333
 Additional paid-in capital (deficit)..............................   (16,303)
  Total liabilities and stockholders' equity.......................  $     30
                                                                     ==========




      Reflects a 5,444.45-for-one stock split effective on May 12, 1997.

   The accompanying notes are an integral part of this financial statement.

                     TRAVEL SERVICES INTERNATIONAL, INC.

                        NOTES TO FINANCIAL STATEMENTS

                              DECEMBER 31, 1996

1. GENERAL:

Travel  Services  International,  Inc., a Delaware  Corporation,  ("TSII" or the
"Company"), was founded in April 1996 to create the leading single source distributor of specialized leisure travel services to both travel agents and travelers. TSII intends to acquire substantially all of the assets of five companies (the "Founding Companies") (the "Combinations") and complete an initial public offering (the "Offering") of its common stock.

TSII has not conducted any operations, and all activities to date have related to the Offering and the Combinations. Cash of $30 was provided from the initial capitalization of the Company (see Note 2). All other expenditures will be funded by TSGI Funding, LLC, a Delaware limited liability company whose member managers are owners of the Company. Accordingly, statements of operations, changes in stockholder's equity and cash flows would not provide meaningful information and have been omitted. As of December 31, 1996, no costs have been incurred by TSGI Funding, LLC in connection with the Offering. The Company is dependent upon the Offering to execute the pending Combinations. There is no assurance that the pending Combinations will be completed or that TSII will be able to generate future operating revenues.

2. STOCKHOLDER'S EQUITY:

COMMON STOCK AND PREFERRED STOCK

TSII effected a 5,444.45 -for-one stock split on May 12, 1997 for each share of common stock (the Company "Common Stock") then outstanding. In addition, the Company increased the number of authorized shares of Common Stock to 50,000,000 and authorized 1,000,000 shares of $.01 par value of preferred stock. The effects of Common Stock split and the increase in the shares of authorized Common Stock have been retroactively reflected in the balance sheet and the accompanying notes.

   In connection with the organization and initial capitalization of TSII, the Company issued 100 shares of common stock at $.01 per share to Capstone Partners, LLC. In October 1996, the Company issued 200 shares additional shares at $.01 per share to Alpine Consolidated, LLC.

   In March and April 1997, the Company issued a total of 75 shares of Common Stock to management and founders of the Company at a price of $.01 per share. As a result, the Company will record for financial statement purposes a non-recurring non-cash compensation charge in 1997 .

RESTRICTED COMMON STOCK

In May 1997, the stockholders exchanged 2,541,667 shares of Common Stock for an equal number of shares of restricted voting common stock ("Restricted Common Stock"). The Common Stock and the Restricted Common Stock are identical except that the holders of Restricted Common Stock are only entitled to one-tenth of one vote for each share on all matters.

LONG-TERM INCENTIVE PLAN

In May 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, employees, consultants and independent contractors with additional incentives by increasing their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock.

                       TRAVEL SERVICES INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1996 - (Continued)

The maximum number of shares of Common Stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed the greater of [900,000] shares or 12% of the aggregate number of shares of Common Stock outstanding. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

Concurrently with the Offering, the Company intends to grant NQSOs to purchase a total of 675,000 shares of Common Stock of the Company will be granted. The grants of all of the foregoing options will be effective as of the closing of the Offering and each will have an exercise price equal to the initial public offering price per share in the Offering. These options will vest at the rate of 25% per year and will expire 10 years from the date of grant or three months following termination of employment.

NON-EMPLOYEE DIRECTORS STOCK PLAN

   The Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders in 1997, provides for: (i) the automatic grant to each non-employee director and advisory director (a "Participant") serving at the commencement of the Offering of an option to purchase 10,000 shares; and thereafter (ii) the automatic grant to each Participant of an option to purchase 10,000 shares upon such person's initial election as a director. In addition, the Directors' Plan generally provides for an automatic annual grant to each Participant of an option to purchase 5,000 shares at each annual meeting of stockholders following the Offering . These options will have an exercise price per share equal to the fair market value of a share at the date of grant. Options granted under the Directors' Plan will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director or advisor, and options will be immediately exercisable. In addition, the Directors' Plan permits Participants to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" that may be settled at future dates, as elected by the Participants. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. The Company has reserved 100,000 shares of Common Stock for issuance under the Directors' Plan.

3. STOCK BASED COMPENSATION:

   Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Companies electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosure of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and net income per share, as applicable, in the notes to future consolidated financial statements.

   In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"). For the Company, SFAS No. 128 will be effective for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflect the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules.

                       TRAVEL SERVICES INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1996 - (Continued)

   The implementation of SFAS NO. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

4. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

   TSII has signed definitive agreements to acquire by merger or share exchange all of the Common Stock and ownership interests of the Founding Companies to be consummated simultaneously with the closing of the Offering. The companies to be acquired are Auto-Europe, Inc. (Maine), Cruises Only, Inc., 800-Ideas, Inc., Cruises, Inc., and D-FW Tours, Inc., and D-FW Travel Arrangements, Inc. The aggregate consideration that will be paid by TSII to acquire the Founding Companies is approximately $22.2 million in cash and 3,422,225 shares of Common Stock.

The Company is negotiating to obtain a credit facility which would be available upon the closing of the Offering. The Company expects this facility to be a revolving line of credit of at least $20.0 million. The facility is intended to be used for acquisitions, capital expenditures, and for general corporate purposes. There can be no assurance that any line of credit will be obtained or that, if obtained, it will be on terms that are favorable to the Company.

On May 14, 1997, TSII filed a registration statement on Form S-1 for the sale of its Common Stock. See "Risk Factors" included elsewhere in this Prospectus.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Auto-Europe, Inc. (Maine):

We have audited the accompanying balance sheets of Auto-Europe, Inc. (Maine) (a Maine corporation), as of December 31, 1995 and 1996, and the related statements of operations, changes in stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Auto-Europe, Inc. (Maine), as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Houston, Texas
April 23, 1997

                          AUTO-EUROPE, INC. (MAINE)
                 BALANCE SHEETS -- DECEMBER 31, 1995 AND 1996
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                           1995      1996
                                                                         -------- ---------
                                 ASSETS
CURRENT ASSETS:
 Cash..................................................................  $   14   $    --
 Receivables from stockholder and employees............................   2,391       370
 Other current assets..................................................      19        52
                                                                         -------- ---------
  Total current assets.................................................   2,424       422
PROPERTY AND EQUIPMENT, net............................................   2,840     4,825
OTHER ASSET............................................................     --      2,203
                                                                         -------- ---------
  Total assets.........................................................  $5,264   $ 7,450
                                                                         ======== =========
                 LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Bank overdraft........................................................  $  105   $   672
 Short-term debt.......................................................     712     2,300
 Current maturities of long-term debt..................................     535       204
 Due to travel service providers.......................................   2,967     1,790
 Accounts payable and accrued liabilities..............................   1,788     1,774
                                                                         -------- ---------
  Total current liabilities............................................   6,107     6,740
LONG-TERM DEBT, net of current maturities..............................      12     1,880
STOCKHOLDERS' DEFICIT:
 Class A voting common stock, no par value; 1,000 authorized shares;
  800 shares outstanding ..............................................       1         1
 Class B nonvoting common stock, no par value; 50,000 authorized
  shares; 40,000 shares outstanding....................................      40        40
 Capital in excess of par value........................................      96        96
 Deficit...............................................................    (992)   (1,307)
                                                                         -------- ---------
  Total stockholders' deficit..........................................    (855)   (1,170)
                                                                         -------- ---------
  Total liabilities and stockholders' deficit..........................  $5,264   $ 7,450
                                                                         ======== =========


  The accompanying notes are an integral part of these financial statements.

                            AUTO-EUROPE, INC. (MAINE)
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                (IN THOUSANDS)


                                        1994      1995      1996
                                     --------- --------- ---------
NET REVENUES.......................  $17,156   $21,919   $25,742
OPERATING EXPENSES.................   11,101    15,413    18,560
                                     --------- --------- ---------
 Gross profit......................    6,055     6,506     7,182
GENERAL AND ADMINISTRATIVE
EXPENSES...........................    6,276     6,686     7,205
                                     --------- --------- ---------
 Loss from operations..............     (221)     (180)      (23)
INTEREST EXPENSE...................      (28)      (81)     (221)
                                     --------- --------- ---------
NET LOSS...........................  $  (249)  $  (261)  $  (244)
                                     ========= ========= =========


  The accompanying notes are an integral part of these financial statements.

                            AUTO-EUROPE, INC. (MAINE)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                             CLASS A           CLASS B
                        ----------------- -------------------    CAPITAL
                                  COMMON             COMMON     IN EXCESS
                        SHARES    STOCK    SHARES     STOCK   OF PAR VALUE    DEFICIT    TOTAL
                       -------- --------- --------- --------- ------------   ---------  --------
BALANCE, December
31, 1993 ............       800   $     1    40,000   $    40   $    70      $  (206)   $   (95)
 Net loss ...........        --        --        --        --        --         (249)      (249)
 Contributions ......        --        --        --        --        26           --         26
 Distributions ......        --        --        --        --        --         (218)      (218)
                       -------- --------- --------- ---------   -------      --------   --------
BALANCE, December 31,
 1994 ...............       800         1    40,000        40        96         (673)      (536)
 Net loss ...........        --        --        --        --        --         (261)      (261)
 Distributions ......        --        --        --        --        --          (58)       (58)
                       -------- --------- --------- ---------   -------      --------   --------
BALANCE, December 31,
 1995 ...............       800         1    40,000        40        96         (992)      (855)
 Net loss ...........        --        --        --        --        --         (244)      (244)
 Distributions ......        --        --        --        --        --          (71)       (71)
                       -------- --------- --------- ---------   -------      --------   --------
BALANCE, December 31,
 1996 ...............       800   $     1    40,000   $    40   $    96      $(1,307)   $(1,170)
                       ======== ========= ========= =========   =======      ========   ========


  The accompanying notes are an integral part of these financial statements.

                            AUTO-EUROPE, INC. (MAINE)

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                 (IN THOUSANDS)


                                                                   1994       1995       1996
                                                                 --------- ---------- ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ......................................................   $  (249)   $  (261)   $  (244)
 Adjustments to reconcile net loss to net cash provided by (used
  in) operating activities-
  Depreciation .................................................       275        382        643
  Changes in operating assets and liabilities-
   Receivables from stockholder and employees ..................      (182)        85       (113)
   Other current assets ........................................        --         22        (33)
   Due to travel service providers .............................     1,134        935     (1,177)
   Accounts payable and accrued liabilities and bank overdraft .       329        (29)       553
                                                                 --------- ---------- ----------
    Net cash provided by (used in) operating activities ........     1,307      1,134       (371)
                                                                 --------- ---------- ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ............................    (1,713)    (1,172)    (2,707)
 Improvements to other asset ...................................        --         --        (69)
 Proceeds from sale of office equipment and vehicles ...........        23         15         79
                                                                 --------- ---------- ----------
    Net cash used in investing activities ......................    (1,690)    (1,157)    (2,697)
                                                                 --------- ---------- ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net proceeds from (payments on) short-term debt ...............       300       (350)     1,588
 Proceeds from long-term debt ..................................       113        524      2,621
 Payments on long-term debt ....................................       (55)       (79)    (1,084)
 Capital contributions .........................................        26         --         --
 Distributions to stockholders .................................      (218)       (58)       (71)
                                                                 --------- ---------- ----------
    Net cash provided by financing activities ..................       166         37      3,054
                                                                 --------- ---------- ----------
NET INCREASE (DECREASE) IN CASH ................................      (217)        14        (14)
CASH, beginning of year ........................................       217         --         14
                                                                 --------- ---------- ----------
CASH, end of year ..............................................   $    --    $    14    $    --
                                                                 ========= ========== ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest ........................................   $    28    $    81    $   197


  The accompanying notes are an integral part of these financial statements.

                          AUTO-EUROPE, INC. (MAINE)

                        NOTES TO FINANCIAL STATEMENTS

                              DECEMBER 31, 1996

1. BUSINESS AND ORGANIZATION:


Auto-Europe, Inc. (Maine) (the Company), is a Maine corporation headquartered in Portland, Maine. The Company is a specialized distributor of reservations for leisure auto rentals to persons traveling primarily from the United States and Canada to Europe. The Company's operations are seasonal, with a peak during the second and third quarters of the year.

The Company had working capital deficits at December 31, 1995 and 1996. The Company has funded its operations with cash flows from operations and short-term borrowings from lenders. Management expects that operations will generate sufficient cash flows from operations to meet the Company's working capital needs during 1997.

The Company and its stockholders intend to enter into a definitive agreement with Travel Services International, Inc. (TSII), pursuant to which all of the operating assets of the Company and related liabilities will be exchanged for cash and shares of TSII common stock concurrent with the consummation of the initial public offering (the Offering) of the common stock of TSII. In addition, the owner and certain key employees have agreed to reductions in salary and benefits which would have reduced general and administrative expenses by approximately $3.5 million, $2.7 million and $3.2 million for 1994, 1995 and 1996, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


Revenue Recognition

The Company records net revenues when earned, which is at the time a reservation is booked and ticketed. Revenues primarily consist of commissions on travel services and volume bonuses from travel service providers. The Company provides a reserve for cancellations, reservation changes and currency exchange guarantees, and provisions for such amounts are reflected in net revenues.

The Company estimates and records accruals for cancellations and changes to reservation revenues booked. However, such estimates could vary significantly based upon changes in economic and political conditions that impact leisure travel patterns.

Operating Expenses

Operating expenses include travel agent commissions, salaries, communications, advertising, credit card fees and other costs associated with the selling and processing of travel reservations.

Foreign Currency Transactions

The Company enters into foreign currency forward purchase contracts to hedge part or all of its foreign currency denominated liabilities and reservation commitments to foreign travel service providers on a continuing basis for periods consistent with its committed exposures. The hedging minimizes the impact of foreign exchange rate movements on the Company's operating results because gains and losses on these contracts generally offset losses and gains on the liabilities being hedged. Due to the nature of the liabilities being hedged, the typical maturity of these purchase contracts is 30 days. The risk of loss on the unhedged liabilities is not significant. At December 31, 1996, the Company had approximately $687,000 of outstanding foreign currency purchase contracts. At December 31, 1995, the Company had no open foreign currency contracts.

Property And Equipment

Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

                            AUTO-EUROPE, INC. (MAINE)

                          NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1996 - (Continued)


Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

Other Asset

Other asset represents an investment in real estate of an island off the coast of Maine and related improvements transferred to the Company during 1996 by a stockholder in satisfaction of a portion of the receivable due from the stockholder. The island is valued at the cost to the stockholder which is estimated by management to be at least equal to its net realizable value. The island is not used in the operations of the Company; accordingly, no depreciation expense has been recorded. The island will be excluded from the assets transferred in connection with the consummation of the transactions discussed in Note 1.

Rental Coupons

As part of its marketing campaigns, the Company regularly issues to its travel agent customers a rental coupon per transaction booked. Each coupon represents a value equal to one free day of car rental at certain Western Europe destinations based upon the rate charged for the smallest car available in the applicable area of service. The Company's policy is to accrue expense for anticipated coupon redemptions in the year such coupons are issued. The coupon redemption accruals are estimated based upon historical usage patterns, and such estimates could vary significantly based upon changes in economic and political conditions that impact leisure travel patterns. The reserve for coupon redemptions totaled approximately $219,000 and $329,000 at December 31, 1995 and 1996, respectively, and is included in accrued liabilities.

Income Taxes

The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standard

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

                            AUTO-EUROPE, INC. (MAINE)

                          NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1996 - (Continued)


Concentrations of Risk

Travel Service Providers--The Company markets and sells the services of global, national and local rental car agencies in various foreign countries. Two auto rental companies accounted for approximately 90% of the Company's total auto rentals in 1994, 82% of the Company's total auto rentals in 1995 and 80% of the Company's total auto rentals in 1996.

Geographical--The percentage of total auto rentals during the three years ended December 31, 1996, occurred in the destinations noted below:

                                         1994      1995     1996
                                        ------    ------   ------
          Germany ..................      22%       21%      19%
          United Kingdom ...........      18        19       19
          France ...................      19        16       17
          Italy ....................      12        13       14


3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:


Property and equipment as of December 31, 1995 and 1996, consisted of the following (in thousands):

                                        ESTIMATED
                                      USEFUL LIVES
                                         IN YEARS      1995           1996
                                      -------------- ---------     ----------
          Land .......................        --       $   419       $   365
          Buildings and improvements .        27         1,174         2,766
          Office equipment and
          vehicles ...................         5         2,779         2,622
                                                     ---------     ---------
                                                         4,372         5,753
          Less- Accumulated
          depreciation ...............                  (1,532)         (928)
                                                     ---------     ---------
           Property and equipment, net                 $ 2,840       $ 4,825
                                                     =========     =========

                            AUTO-EUROPE, INC. (MAINE)

                          NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1996 - (Continued)


Accounts payable and accrued liabilities as of December 31, 1995 and 1996, consisted of the following (in thousands):

                                                       1995     1996
                                                     -------- --------
      Accrued compensation and benefits............  $  415   $  285
      Accounts payable and other accrued
      liabilities..................................   1,373    1,489
                                                     -------- --------
       Total accounts payable and accrued
        liabilities................................  $1,788   $1,774
                                                     ======== ========

4. DEBT:

The Company had a $2,000,000 revolving line-of-credit with Key Bank of Maine (Key Bank) which bears interest, payable monthly, at prime plus 1% (9.25% at December 31, 1996) and expires in July 1997. The line of credit is secured by a first security interest in all business assets. At December 31, 1995 and 1996, borrowings outstanding under the line of credit were approximately $412,000 and $2,000,000, respectively.

At both December 31, 1995 and 1996, the Company had a loan payable of $300,000 to a related party, bearing interest at prime plus 1%. The Company repaid the respective loans in March and February of the following years.

Long-term debt consist of the following (in thousands):


                                                                                      DECEMBER 31,
                                                                                    ----------------
                                                                                    1995       1996
                                                                                   -------    -------
Mortgage note payable to Key Bank, bearing interest at prime plus 1%, due in monthly principal installments of $7 plus accrued interest, matures September,
  2011, secured by first real estate mortgage on the Company's office building
  and personally guaranteed by a stockholder ...................................   $    --    $ 1,229
Note payable to U.S. Small Business Administration (SBA), bearing interest at
  7.27% due in monthly principal and interest installments of $6, matures
  October 2016. Secured by second mortgage on the Company's office building and
  personally guaranteed by a stockholder .......................................        --        745
Term loan to Key Bank, bearing interest at prime plus 1% with monthly
  interest-only payments. The Company repaid the note in May 1996 ..............       500         --
Notes payable to various automobile lenders, bearing interest ranging from
  7.90% to 11.90%, maturing at various dates through 2001 and secured by
  automobiles ..................................................................        47        110
                                                                                   -------    -------
                                                                                       547      2,084
Less- Current maturities .......................................................      (535)      (204)
                                                                                   -------    -------
                                                                                   $    12    $ 1,880
                                                                                   =======    =======


The line-of-credit and mortgage note agreements include various affirmative and negative covenants, including a cross-default clause in the line-of-credit agreement related to the Company's mortgage note with Key Bank. Among these covenants, the Company is required to maintain certain minimum tangible net worth, debt-to-net-worth and cash-flow-to-debt-service ratios. At December 31, 1995 and 1996, the Company did not meet such financial ratio requirements and has obtained the necessary waivers through the term of the revolving line-of-credit agreement and through January 1, 1998, for the mortgage note payable, regarding such noncompliance.

                            AUTO-EUROPE, INC. (MAINE)

                          NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1996 - (Continued)

Certain covenants of the SBA note require the Company to obtain SBA approval prior to transferring or issuing additional capital, becoming party to a reorganization, merger or consolidation, changing ownership or selling any assets.

At December 31, 1996, maturities of long-term debt were as follows (in thousands):

                     Year ending December 31,
                         1997....................  $  204
                         1998....................     140
                         1999....................     118
                         2000....................     112
                         2001....................     112
                         Thereafter..............   1,398
                                                   --------
                                                   $2,084
                                                   ========


5. COMMITMENTS AND CONTINGENCIES:

Operator Agreements

The Company regularly enters into agreements with its significant travel service providers. Among other things, these agreements generally provide for negotiated rates to the Company and bonuses to the Company based upon sales volume. Such agreements also generally require letters of credit to be issued in favor of the travel service provider to secure performance by the Company. No such letters of credit are outstanding at December 31, 1996.

Also, from time-to-time the Company enters into dedicated fleet agreements with certain travel service providers. These agreements generally require the Company to pay for a minimum number of auto rentals for a stated period of time usually not exceeding six to nine months if minimal volume requirements are not achieved. Payments to satisfy the Company's commitment under these agreements totalled $50,000 in 1996 and are reflected as a reduction of net revenues. The Company intends to seek a termination of these agreements prior to the closing of the Offering.

In November 1992, the Company entered into an operating agreement with one of its travel service providers which, among other things, required the Company to pay the travel service provider a profit sharing amount equal to 10% of its net profits (as defined) and contained a right of first refusal clause in the event of a transfer of ownership in the Company. The Company received a letter from the travel service provider stating this agreement expired effective January 1, 1997. The Company is in the process of negotiating the terms of a new agreement with this travel service provider. Profit sharing payments to satisfy the Company's commitment under this agreement totalled $100,000 and $110,000 in 1995 and 1996, respectively, and have been reflected as reductions of net revenues.

Effective March 1996, the Company entered into an agreement with another global travel service provider to secure rate discounts on car rentals in Europe. The agreement is effective for 5 years and is renewed automatically for consecutive one-year periods thereafter unless terminated by either party with six months' notice. Among other things, the agreement requires that the Company pay for a minimum number of auto rentals with this travel service provider. A volume bonus is due to the Company upon the attainment of certain car rental volume goals. Under this agreement, this travel service provider is entitled to 5 to 10 percent of the Company's net profit (as defined). Based upon a letter from the travel service provider, the travel service provider has waived the requirement of the Company to meet

                            AUTO-EUROPE, INC. (MAINE)

                          NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1996 - (Continued)

minimum volume car rental targets and has waived its right to receive profit-sharing payments through February 1997. The Company intends to seek termination of the profit sharing and minimum volume car rental target provisions of this agreement prior to the closing of the Offering.

Litigation

The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

Insurance

The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

Benefit Plans

The Company's 401(k) retirement plan, as amended, is available to substantially all of the Company's employees. The Company's contribution to the plan is based upon a percentage of employee contributions. The cost of this plan was approximately $11,000 in 1994, $18,000 in 1995 and $21,000 in 1996.

6. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

7. RELATED PARTIES:

During 1996, the Company purchased $477,000 of computer equipment from an entity owned and controlled by an officer and certain employees of the Company at the original cost of the equipment to the entity.

During 1995, the Company advanced $2.1 mllion to a shareholder who used the advance to purchase an island off the coast of Maine. The island was later contributed to the Company in return for the cancellation of his obligations on the advance. This island will not be included in the assets of the Company acquired by the TSII.

8. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its stockholders have entered into a definitive agreement with TSII providing for the acquisition of substantially all of the assets and liabilities of the Company by TSII.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Cruises Only, Inc.:


We have audited the accompanying balance sheets of Cruises Only, Inc. (a Florida corporation), as of December 31, 1995 and 1996, and the related statements of income, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cruises Only, Inc., as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Houston, Texas
April 28, 1997

                               CRUISES ONLY, INC.

                  BALANCE SHEETS -- DECEMBER 31, 1995 AND 1996

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                      1995     1996
                                                                    -------- --------
                              ASSETS
CURRENT ASSETS:
 Cash and cash equivalents........................................  $  311   $  235
 Receivables from cruise lines....................................     791      912
 Prepaid expenses and other current assets........................     165       24
                                                                    -------- --------
  Total current assets............................................   1,267    1,171
PROPERTY AND EQUIPMENT, net.......................................   2,978    3,866
OTHER ASSETS......................................................      36       44
                                                                    -------- --------
  Total assets....................................................  $4,281   $5,081
                                                                    ======== ========
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Current maturities of long-term debt.............................  $  128   $  375
 Accounts payable and accrued liabilities.........................     248      729
 Customer deposits and deferred income............................     865    1,044
 Other current liabilities........................................     388      308
                                                                    -------- --------
   Total current liabilities......................................   1,629    2,456
LONG-TERM DEBT, net of current maturities.........................   2,644    3,236
DEFERRED INCOME...................................................      --      190
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock, $1 par value; 7,500 shares authorized and
  outstanding ....................................................       7        7
 Capital in excess of par value...................................       1       --
 Deficit..........................................................      --     (808)
                                                                    -------- --------
                                                                         8     (801)
                                                                    -------- --------
  Total liabilities and stockholders' equity (deficit)............  $4,281   $5,081
                                                                    ======== ========


  The accompanying notes are an integral part of these financial statements.

                               CRUISES ONLY, INC.

                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                 (IN THOUSANDS)

                                           1994     1995     1996
                                         -------- -------- --------
    NET REVENUES.......................  $7,467   $9,078   $7,937
    OPERATING EXPENSES.................   3,458    3,675    2,986
                                         -------- -------- --------
     Gross profit......................   4,009    5,403    4,951
    GENERAL AND ADMINISTRATIVE
     EXPENSES..........................   2,922    3,929    4,318
                                         -------- -------- --------
     Income from operations............   1,087    1,474      633
    INTEREST EXPENSE...................      (2)     (16)    (236)
    OTHER INCOME (EXPENSE), net........       3     (131)      (7)
                                         -------- -------- --------
    NET INCOME.........................  $1,088   $1,327   $  390
                                         ======== ======== ========


  The accompanying notes are an integral part of these financial statements.

                               CRUISES ONLY, INC.

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                  CAPITAL     RETAINED
                                      COMMON     IN EXCESS    EARNINGS
                             SHARES    STOCK   OF PAR VALUE   (DEFICIT)   TOTAL
                            -------- -------- -------------- ---------- --------
BALANCE, December 31,
1993......................  7,500    $    7   $  (155)       $    --    $  (148)
 Net income...............     --        --        --          1,088      1,088
 Contributions............     --        --     1,535             --      1,535
 Distributions............    --        --       (262)        (1,088)    (1,350)
                            -------- -------- -------------- ---------- --------
 BALANCE, December 31,
  1994....................  7,500         7     1,118             --      1,125
 Net income...............     --        --        --          1,327      1,327
 Contributions............     --        --       912             --        912
 Distributions............     --        --    (2,029)        (1,327)    (3,356)
                            -------- -------- -------------- ---------- --------
BALANCE, December 31,
 1995.....................  7,500         7         1             --          8
 Net income...............     --        --        --            390        390
 Contributions............     --        --     1,300             --      1,300
 Distributions............     --        --    (1,301)        (1,198)    (2,499)
                            -------- -------- -------------- ---------- --------
BALANCE, December 31,
 1996.....................  7,500    $    7   $    --        $  (808)   $  (801)
                            ======== ======== ============== ========== ========



  The accompanying notes are an integral part of these financial statements.

                               CRUISES ONLY, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                 (IN THOUSANDS)

                                                                1994      1995      1996
                                                             --------- --------- ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.................................................  $ 1,088   $ 1,327   $   390
Adjustments to reconcile net income to net cash provided
by operating activities-
  Depreciation ............................................       99       121       213
  Loss on retirement of assets.............................       --       181        85
  Changes in operating assets and liabilities-
   Receivables from cruise lines...........................     (694)      (58)     (121)
   Prepaid expenses and other current assets...............       --      (166)      141
   Other assets............................................       22       (34)       (8)
   Accounts payable and accrued liabilities................     (286)     (139)      481
   Customer deposits and deferred income...................      241       625        69
   Other current liabilities...............................      168       (36)      (80)
                                                             --------- --------- ---------
    Net cash provided by operating activities..............      638     1,821     1,170
                                                             --------- --------- ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment and capitalized
  interest.................................................   (1,222)   (1,841)   (1,186)
 Promotion support payment.................................       --        --       300
                                                             --------- --------- ---------
    Net cash used in investing activities..................   (1,222)   (1,841)     (886)
                                                             --------- --------- ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt..............................       --     2,775     1,200
 Payments on long-term debt................................      (49)      (53)     (361)
 Contributions from stockholders...........................    1,535       912     1,300
 Distributions to stockholders.............................   (1,350)   (3,356)   (2,499)
                                                             --------- --------- ---------
    Net cash used in financing activities..................      136      (278)     (360)
                                                             --------- --------- ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ......     (448)      258       (76)
CASH AND CASH EQUIVALENTS, beginning of year...............      501        53       311
                                                             --------- --------- ---------
CASH AND CASH EQUIVALENTS, end of year.....................  $    53   $   311   $   235
                                                             ========= ========= =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for-interest....................................  $     2   $    61   $   255


  The accompanying notes are an integral part of these financial statements.

                              CRUISES ONLY, INC.

                        NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1996

1. BUSINESS AND ORGANIZATION:


Cruises Only, Inc. (the Company), a Florida corporation, is a specialized distributor of reservations for cruise vacations to travelers located in the United States. It offers cruises to its clients on over 45 cruise lines traveling to the Caribbean and other destinations around the world. The
Company's operations are seasonal with a peak during the second and third quarter of the year.

The Company had working capital deficits at December 31, 1995 and 1996. Management expects that operations will generate sufficient cash flows from operations to meet the Company's working capital needs during 1997.

The Company and its stockholders intend to enter into a definitive agreement with Travel Services International, Inc. (TSII), pursuant to which all of the assets and liabilities of the Company will be exchanged for cash and shares of TSII common stock concurrent with the consummation of the initial public offering (the Offering) of the common stock of TSII. In addition, the owners have agreed to reductions in salary and benefits which would have reduced general and administrative expenses by approximately $700,000, $900,000 and $1.3 million for 1994, 1995 and 1996, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Property and Equipment

Property and equipment are stated at cost, including the net amount of interest cost associated with significant capital additions. Capitalized interest was approximately $45,000 in 1995 and $19,000 in 1996. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the life of the related asset or life of the lease.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of income.

Customer Deposits and Deferred Income

Customer deposits represent the cost of cruises for cash sales which have not yet been remitted to the cruise lines. Deferred income generally includes commissions collected more than 60 days prior to the sail date. Deferred income also includes the unearned portion of a $300,000 promotion support payment received by the Company during 1996 from a supplier. In the event the Company breaches the agreement during the 60-month term, the promotion support payment must be refunded. The promotional support payment is being amortized to income using the straight-line method over the 60-month agreement term. Approximately $50,000 of this amount has been included in other income for the year ended December 31, 1996.

Income Taxes

The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns.

                               CRUISES ONLY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1996 - (Continued)

Revenue Recognition

The Company recognizes net revenues when the customer is no longer entitled to a full refund of the cost of the cruise, which is generally 45 to 90 days prior to the sail date. Net revenues primarily consist of commissions and year-end volume bonuses from the cruise lines.

Operating Expenses

Operating expenses include sales persons' commissions, salaries, communication, advertising, credit card fees and other costs associated with the selling and processing of cruise reservations.

Advertising Costs

All advertising and promotion costs are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standard

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment and intangible or other assets may be impaired, an evaluation of recoverabililty would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

Concentrations of Risk

Cruise Lines--Net revenues from the sales of cruises on behalf of two cruise lines represented approximately 32% and 12%, respectively, of net revenues in 1994, and 35% and 11%, respectively, of net revenues in 1995. Three cruise lines accounted for 42%, 12% and 12%, respectively, of net revenues in 1996.

                               CRUISES ONLY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996 - (Continued)

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Property and equipment as of December 31, 1995 and 1996, consist of the following (in thousands):

                                  ESTIMATED
                                USEFUL LIVES
                                  IN YEARS      1995     1996
                               -------------- -------- --------
Land.........................     --          $  470   $  470
Buildings and improvements ..     40           2,003    2,153
Office equipment.............    5-7             311    1,327
Furniture and fixtures.......      7             430      347
                                              -------- --------
                                               3,214    4,297
Less-Accumulated
depreciation.................                   (236)    (431)
                                              -------- --------
  Property and equipment,
   net.......................                 $2,978   $3,866
                                              ======== ========

Accounts payable and accrued expenses as of December 31, 1995 and 1996, consist of the following (in thousands):

                                              1995   1996
                                             ------ ------
          Accounts payable.................  $122   $578
          Accrued compensation and
          benefits.........................   111    135
          Other accrued liabilities........    15     16
                                             ------ ------
                                             $248   $729
                                             ====== ======

4. DEBT:

Long-term debt as of December 31, 1995 and 1996, consists of the following (in thousands):

                                                                                     1995     1996
                                                                                   -------- --------
Note payable to a bank, bearing interest at 8.5% and monthly payments of $12 through maturity in October 2002. Secured by substantially all assets of the
  Company and personally guaranteed by the stockholders.........................  $  737   $  655
Note payable to a bank, bearing interest at 7.8% and monthly payments of $17 through October 2000. Thereafter, note bears interest of five-year treasury yield plus 1.9% or prime, as selected by the Company, through maturity in
  October 2005. Secured by land, building, improvements and personal property of
  the Company and personally guaranteed by the stockholders.....................   2,018    1,975
Note payable to a bank, bearing interest at prime minus .25% (8.0% at December
  31, 1996), payable in monthly principal payments of $20 through May 2001.
  Secured by furniture, fixtures and equipment of the Company and personally
  guaranteed by the stockholders................................................      --      981
Other notes.....................................................................      17       --
                                                                                   -------- --------
                                                                                   2,772    3,611
Less-Current maturities.........................................................    (128)    (375)
                                                                                  -------- --------
                                                                                  $2,644   $3,236
                                                                                  ======== ========


                               CRUISES ONLY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996 - (Continued)

Future maturities of long-term obligations as of December 31, 1996, are as follows (in thousands):

                Year ending December 31,
                         1997....................  $  375
                         1998....................     387
                         1999....................     400
                         2000....................     414
                         2001....................     210
                         Thereafter..............   1,825
                                                   --------
                                                   $3,611
                                                   ========

Since October 1995, the Company has had a line of credit available in the amount of $500,000, with a stated interest rate of prime, as defined, secured by the Company's receivables and payable on demand. As of December 31, 1996, the Company had not drawn any funds under this credit arrangement. The credit facility expires June 30, 1997.

5. RELATED-PARTY TRANSACTIONS:

During 1994 and 1995, the Company leased office space from an affiliate, pursuant to an oral agreement on a month to month basis for rent plus the payment of operating expenses and property taxes. Total rents for 1994 and 1995 were approximately $155,000 and $79,000, respectively. The oral agreement was terminated on December 31, 1995.

The Company employs a small number of individuals related to the stockholders at wages commensurate with their experience and level of responsibility.

6. COMMITMENTS AND CONTINGENCIES:

Litigation

The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

Insurance

The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

401(k) Plan

The Company adopted a defined contribution 401(k) savings and retirement plan effective August 1, 1994. Employees are eligible to participate after completing one year of service and attaining age 21. Participants may contribute 1% to 15% of their gross compensation subject to certain limitations. The Company may make discretionary contributions as a percentage of each participant's elective deferral. During 1995, the Company made discretionary contributions of $50,000. No contributions were made by the Company during 1994 or 1996.

                               CRUISES ONLY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996 - (Continued)

7. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:


SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

8. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its stockholders have entered into a definitive agreement with TSII providing for the acquisition of all of the assets and liabilities of the Company by TSII.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To 800-Ideas, Inc.:

We have audited the accompanying balance sheet of 800-Ideas, Inc. (a Nevada corporation), as of December 31, 1996, and the related statements of income, changes in stockholder's equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 800-Ideas, Inc., as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Houston, Texas
April 20, 1997

                                 800-IDEAS, INC.

                        BALANCE SHEET--DECEMBER 31, 1996

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                        ASSETS
CURRENT ASSETS:
 Cash and cash equivalents............................  $1,062
 Accounts receivable, net of allowance of $125........   1,111
 Prepaid expenses and other current assets............     188
                                                        --------
  Total current assets................................   2,361
FURNITURE AND EQUIPMENT, net..........................     298
OTHER ASSETS..........................................      17
                                                        --------
  Total assets........................................  $2,676
                                                        ========
         LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Capital lease obligations............................  $   24
 Accounts payable and accrued liabilities ............     296
                                                        --------
  Total current liabilities...........................     320
COMMITMENTS AND CONTINGENCIES ........................
STOCKHOLDER'S EQUITY: ................................
 Common stock, no par value; 1,000 shares authorized
  and outstanding.....................................      71
 Retained earnings....................................   2,285
                                                        --------
  Total stockholders' equity..........................   2,356
                                                        --------
  Total liabilities and stockholder's equity..........  $2,676
                                                        ========



  The accompanying notes are an integral part of these financial statements.

                                 800-IDEAS, INC.

                              STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                 (IN THOUSANDS)


                                                 1995     1996
                                               -------- --------
          NET REVENUES.......................  $5,930   $7,789
          OPERATING EXPENSES.................   3,767    5,202
                                               -------- --------
           Gross profit......................   2,163    2,587
          GENERAL AND ADMINISTRATIVE
          EXPENSES...........................   1,107    1,238
                                               -------- --------
           Income from operations............   1,056    1,349
          OTHER INCOME, net..................      15       31
                                               -------- --------
          NET INCOME.........................  $1,071   $1,380
                                               ======== ========


  The accompanying notes are an integral part of these financial statements.

                                 800-IDEAS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                             COMMON      RETAINED
                                   SHARES     STOCK      EARNINGS     TOTAL
                                  -------- ----------- ----------- ------------
BALANCE, December 31,
1994 .........................       1,000     $    71     $   177      $   248
 Net income ..................          --          --       1,071        1,071
 Distributions ...............          --          --        (174)        (174)
                                  -------- ----------- ----------- ------------
BALANCE, December 31,
 1995 ........................       1,000          71       1,074        1,145
 Net income ..................          --          --       1,380        1,380
 Distributions ...............          --          --        (169)        (169)
                                  -------- ----------- ----------- ------------
BALANCE, December 31,
 1996 ........................       1,000     $    71     $ 2,285      $ 2,356
                                  ======== =========== =========== ============


  The accompanying notes are an integral part of these financial statements.

                               800-IDEAS, INC.

                           STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                                (IN THOUSANDS)


                                                                         1995     1996
                                                                       -------- --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income..........................................................  $1,071   $1,380
 Adjustments to reconcile net income to net cash provided by operating activities-
  Depreciation and amortization......................................      67       99
  Changes in operating assets and liabilities-
   Accounts receivable...............................................    (722)    (239)
   Prepaid expenses and other current assets.........................    (184)      27
   Other assets......................................................      (3)     (14)
   Accounts payable and accrued liabilities .........................     439     (277)
                                                                       -------- --------
    Net cash provided by operating activities........................     668      976
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of furniture and equipment.................................     (25)    (248)
                                                                       -------- --------
    Net cash used in investing activities............................     (25)    (248)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on capital lease obligations...............................    (117)     (24)
 Distributions to stockholder........................................    (174)    (169)
                                                                       -------- --------
    Net cash used in financing activities............................    (291)    (193)
                                                                       -------- --------
NET INCREASE IN CASH AND CASH EQUIVALENTS............................     352      535
CASH AND CASH EQUIVALENTS, beginning of year.........................     175      527
                                                                       -------- --------
CASH AND CASH EQUIVALENTS, end of year...............................  $  527   $1,062
                                                                       ======== ========


  The accompanying notes are an integral part of these financial statements.

                               800-IDEAS, INC.

                        NOTES TO FINANCIAL STATEMENTS

                              DECEMBER 31, 1996

1. BUSINESS AND ORGANIZATION:


800-Ideas, Inc. (the Company), a Nevada corporation, which operates under the trade name "Travel 800", is a specialized distributor of domestic airline reservations. The Company's operations are seasonal with a peak during the second and third quarters of the year.

The Company and its stockholder intend to enter into a definitive agreement with Travel Services International, Inc. (TSII), pursuant to which all of the operating assets and related liabilities of the Company related to its travel services (substantially all of the assets and liabilities of the Company) will be contributed to a subsidiary limited liability corporation. The subsidiary entity's member interest will subsequently be exchanged for cash and shares of TSII common stock concurrent with the consummation of the initial public offering (the Offering) of the common stock of TSII.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Furniture and Equipment

Furniture and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Equipment under capital lease is amortized over the shorter of the life of the related asset or the life of the lease.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of furniture and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of income.

Income Taxes

The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the stockholder reports the Company's taxable earnings or losses in her personal tax return.

Revenue Recognition

The Company recognizes net revenue when earned, which is at the time the reservation is booked and ticketed. Net revenues primarily include commissions on travel services, volume bonuses, ticket processing fees and delivery fees. The Company provides a reserve for cancellations, reservation changes and lost ticket charges, and provisions for such amounts are reflected in net revenues.

Operating Expenses

Operating expenses include travel agent commissions, salaries, communication, advertising, credit card fees and other costs associated with selling and processing air travel reservations.

                                 800-IDEAS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1996 - (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standard

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

Concentrations of Risk

Travel Service Providers--The Company primarily markets and sells the services of various United States domestic airlines. Two airlines accounted for 34% and 12%, respectively, of net revenues in 1995 and 25% and 11%, respectively, of net revenues in 1996.

Credit--Substantially all of the tickets sold by the Company and the related processing and delivery fees are paid for by credit card; the cost of the airline ticket is billed directly to the customer by Airline Reporting Corporation (ARC), and the Company's net commission is subsequently remitted by the ARC. Generally, credit card payments are processed and collection is assured prior to the final delivery of the airline ticket to the customer.


3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Furniture and equipment as of December 31, 1996, consist of the following (in thousands):

                                                   ESTIMATED
                                                 USEFUL LIVES
                                                   IN YEARS
                                                --------------
Computer and office equipment.................          5              $ 564
Furniture and fixtures........................          7                 79
Leasehold improvements........................          7                 19
                                                                     -------
                                                                         662
Less-Accumulated depreciation and
amortization..................................                          (364)
                                                                     -------
 Furniture and equipment, net.................                         $ 298
                                                                     =======

                                 800-IDEAS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1996 - (Continued)

Activity in the Company's allowance for doubtful accounts consists of the following (in thousands):

                                                        DECEMBER 31,
                                                       -------------
                                                        1995   1996
                                                       ------ ------
     Balance at beginning of year....................  $125   $  125
     Additions charged to expense....................    42       --
     Deduction for uncollectible receivables written
     off and recoveries..............................   (42)      --
                                                       ------ ------
                                                       $125   $  125
                                                       ====== ======

Accounts payable and accrued expenses as of December 31, 1996, consist of the following (in thousands):

Accounts payable ............................................               $ 32
Accrued compensation and benefits ...........................                264
                                                                          ------
                                                                            $296
                                                                          ======

4. LEASES:

Capital Leases

The Company leases hardware and software under noncancelable capital leases which expire in October 1997 at which time there is a combined bargain purchase option of $1. Minimum payments under these leases for the year ending December 31, 1997, total approximately $27,000.

Operating Lease Agreements

The Company conducts a portion of its operations in a leased facility classified as an operating lease. Minimum future rental payments under the noncancelable operating lease as of December 31, 1996, are as follows (in thousands):


                     Year ending December 31,
                              1997....................  $143
                              1998....................    41
                                                        ------
                                                        $184
                                                        ======

The lease provides for the payment of taxes and other expenses by the Company. Rent expense for the operating lease was approximately $122,000 and $149,000 in 1995 and 1996, respectively.

                                 800-IDEAS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1996 - (Continued)

5. RELATED-PARTY TRANSACTIONS:

Travel 800 has entered into a custom Network Service Arrangement ("CSNA") with Sprint Communications Company L.P. for long distance telephone service which provides for a minimum monthly commitment of $120,000 and certain minimum monthly usages. Travel 800 has agreed to provide long distance telephone services under the CSNA to certain other entitles which are owned by Travel 800's shareholders.

6. COMMITMENTS AND CONTINGENCIES:

Insurance

The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

Service Contract

On October 3, 1995, the Company entered into a five-year service contract for the use of an automated reservations system. According to the contract, the Company must pay a monthly rental fee of approximately $42,000, unless waived based upon a minimum monthly volume of reservation transactions. Historically, the Company has met this requirement, and the monthly rental fee has been waived.

Under this service contract, the Company receives volume bonuses based on the number of flown segments sold by the Company. During 1995 and 1996, the Company received volume bonuses totaling approximately $881,000 and $901,000, respectively.

7. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.


8. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its stockholder have entered into a definitive agreement with TSII, providing for the acquisition of substantially all of the assets and liabilities of the Company by TSII.

========================================= ======================================

  No dealer, sales representative or any
other person has been authorized to give
any   information   or   to   make   any
representations  in connection  with the
Offering  other than those  contained in
this Prospectus,  and, if given or made,
such information or representations must
not  be  relied   upon  as  having  been
authorized   by  the   Company   or  the
Underwriters.  This  Prospectus does not              2,500,000 SHARES
constitute   an   offer  to  sell  or  a
solicitation of any offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful.
Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.
                                                      TRAVEL SERVICES
                                                    INTERNATIONAL, INC.
            TABLE OF CONTENTS

                                   Page
Prospectus Summary ............     3
Risk Factors...................     9
The Company....................    14                  COMMON STOCK
Use of Proceeds................    15
Dividend Policy................    15
Capitalization.................    16
Dilution.......................    17
Selected Financial Data........    18
Management's   Discussion   and
Analysis of Financial Condition                    ---------------------
and Results of Operations .....    20
Business.......................    28
Management.....................    36
Certain Transactions...........    41                  PROSPECTUS
Principal Stockholders.........    43
Description of Capital Stock ..    44
Shares Eligible for Future                         --------------------
Sale...........................    46
Underwriting...................    48
Legal Matters..................    49
Experts........................    49
Additional Information.........    49
Index to Financial Statements .   F-1
                                                    MONTGOMERY SECURITIES
  Until , 1997 (25 days  after  the date
of   this   Prospectus),   all   dealers
effecting transactions in the registered
securities  offered  hereby,  whether or
not participating in this  distribution,
may be required to deliver a Prospectus.
This is in addition to the obligation of
dealers  to  deliver a  Prospectus  when                         ,1997
acting as Underwriters  and with respect
to   their    unsold    allotments    or
subscriptions.

========================================= ======================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)


SEC Registration Fee.........................................       $     10,455
NASD Filing Fee..............................................              3,950
Nasdaq National Market Listing Fee...........................
Accounting Fees and Expenses.................................
Legal Fees and Expenses......................................
Printing Expenses............................................
Transfer Agent's Fees........................................
Miscellaneous................................................
                                                                    ------------
 Total ......................................................       $
                                                                    ============
----------
(1) The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such [capacity], or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

   Article Seventh of the Company's Certificate of Incorporation, as amended, states that:

   "No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to: (1) a breach of the director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability under
Section 174 of the DGCL; or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the DGCL, as amended from time to time, each person that such Sections grant the corporation the power to indemnify."

   In addition, Article VII of the Company's Bylaws further provides that the Company shall indemnify its officers, directors and employees to the fullest extent permitted by law.

   The Company intends to enter into indemnification agreements with each of its executive officers and directors which indemnifies such person to the fullest extent permitted by its Amended and Restated Certificate of Incorporation, its Bylaws and the DGCL. The Company also intends to obtain directors and officers liability insurance.

   Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify, under certain conditions, the Company against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act.

   (a) TSII was organized in April 1996 and issued 100 and 200 shares of its Common Stock to its Founders, Capstone Partners LLC and Alpine Consolidated, LLC, respectively, at a per share price of $1.01. The offer and sale of these shares was exempt from registration under the Securities Act of 1933 in reliance on Section 4.(2) thereof because the offers and sales were made to sophisticated investors who had access to information about TSII and were able to bear the risk of loss of their investment. On May 14, 1997, the number of these shares were increased by a 5,444.5 to one stock split.

  (b) See "Certain Transactions" for a discussion of the issuance of shares of Common Stock and options to purchase shares of Common Stock in connection with and the Combinations.

   These transactions were completed without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits Exhibit

 EXHIBIT
----------
*1.1           --Form of Underwriting Agreement.
2.1            --Agreement and Plan of Organization, dated as of May 9, 1997, among Travel Services
                 International, Inc., Auto-Europe, Inc. (Maine), Imad Khalidi, Alex Cecil and Wilfred Diller,
                 as trustee for Thurston Cecil and Lila Cecil.
2.2            --Agreement and Plan of Organization, dated as of May 9, 1997, among Travel Services
                 International, Inc., Cruises Only, Inc., Wayne Heller and Judy Heller.
2.3            --Agreement and Plan of Organization, dated as of May 9, 1997, among Travel Services
                 International, Inc., 800-Ideas, Inc. and Susan Parker.
2.4            --Agreement and Plan of Organization, dated as of May 9, 1997, among Travel Services
                 International, Inc., Cruises, Inc., Robert G. Falcone, Judith A. Falcone and Pamela C.
                 Cole.
2.5            --Agreement  and Plan of  Organization,  dated as of May 9, 1997, among Travel Services  International,  Inc., D-FW Tours,  Inc.,
                 D-FW Travel Arrangements, Inc., John W. Przywara and
                 Sharon S. Przywara.
3.1           -- Certificate of Incorporation, as amended.
3.2           -- Amended and Restated Certificate of Incorporation.
3.3           -- Bylaws.
*4.1          -- Specimen Common Stock Certificate.
*4.2          -- Registration Rights Agreement, dated as of       .
*5.1          -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to the legality of the securities
              -- being registered.
*10.1         -- Form of Employment and Non-Competition Agreement dated May  , 1997, among Travel Services
                 International, Inc., _______ and ______.
              -- Form of Employment and Non-Competition Agreement dated May  , 1997, among Travel Services
                 International, Inc., _______ and ______.
              -- Form of Employment and Non-Competition Agreement dated May  , 1997, among Travel Services
                 International, Inc., _______ and ______.
              -- Form of Employment and Non-Competition Agreement dated May  , 1997, among Travel Services
                 International, Inc., _______ and ______.
              -- Form of Employment and Non-Competition Agreement dated May  , 1997, among Travel Services
                 International, Inc., _______ and ______.
*10.2         -- Form of Officer and Director Indemnification Agreement.
10.3          -- Form of 1997 Long-Term Incentive Plan.
10.4          -- Form of 1997 Non-Employee Directors' Stock Plan.
10.5          -- [Note from TSGI Funding, LLC to TSII]
*23.1         -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5.1).
23.2          -- Consent of Arthur Andersen LLP.
*23.3         -- Consent of Fulbright & Jaworski L.L.P. pursuant to Rule 438.
23.4          -- Consents to Become Directors.
24.1          -- Powers of Attorney (included in signature page).
27            -- Financial Data Schedule.


   * To be filed by amendment. All other exhibits are filed herewith.

ITEM 17. UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

   (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) That for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of May, 1997.

                                        TRAVEL SERVICES INTERNATIONAL, INC.

                                        By: /s/ Elan J. Blutinger
                                            ---------------------------------
                                            Elan J. Blutinger
                                            President

                                POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose name and signature appears below constitutes and appoints Elan J. Blutinger, D. Fraser Bullock and Leonard A. Potter each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     TRAVEL SERVICES INTERNATIONAL, INC.

             SIGNATURE                           TITLE                  DATE
-----------------------------------  ---------------------------- -------------



/s/ Elan J. Blutinger                President, Director          May 14, 1997
-----------------------------------
Elan J. Blutinger
(Principal Executive Officer)


/s/ D. Fraser Bullock                Vice President, Director     May 14, 1997
-----------------------------------
D. Fraser Bullock
(Principal Financial Officer and
Principal Accounting Officer)

                                EXHIBIT INDEX

 EXHIBIT                                                                                           SEQUENTIAL
  NUMBER                                           DESCRIPTION                                     PAGE NUMBER
----------  ---- ------------------------------------------------------------------------------- --------------
*1.1           --Form of Underwriting Agreement.
2.1            --Agreement and Plan of Organization, dated as of May 9, 1997, among Travel Services
                 International, Inc., Auto-Europe, Inc. (Maine), Imad Khalidi, Alex Cecil and Wilfred Diller,
                 as trustee for Thurston Cecil and Lila Cecil.
2.2            --Agreement and Plan of Organization, dated as of May 9, 1997, among Travel Services
                 International, Inc., Cruises Only, Inc., Wayne Heller and Judy Heller.
2.3            --Agreement and Plan of Organization, dated as of May 9, 1997, among Travel Services
                 International, Inc., 800-Ideas, Inc. and Susan Parker.
2.4            --Agreement and Plan of Organization, dated as of May 9, 1997, among Travel Services
                 International, Inc., Cruises, Inc., Robert G. Falcone, Judith A. Falcone and Pamela C.
                 Cole.
2.5            --Agreement  and Plan of  Organization,  dated as of May 9, 1997, among Travel Services  International,  Inc., D-FW Tours,  Inc.,
                 D-FW Travel Arrangements, Inc., John W. Przywara and
                 Sharon S. Przywara.
3.1           -- Certificate of Incorporation, as amended.
3.2           -- Amended and Restated Certificate of Incorporation.
3.3           -- Bylaws.
*4.1          -- Specimen Common Stock Certificate.
*4.2          -- Registration Rights Agreement, dated as of       .
*5.1          -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to the legality of the securities
              -- being registered.
*10.1         -- Form of Employment and Non-Competition Agreement dated May  , 1997, among Travel Services
                 International, Inc., _______ and ______.
              -- Form of Employment and Non-Competition Agreement dated May  , 1997, among Travel Services
                 International, Inc., _______ and ______.
              -- Form of Employment and Non-Competition Agreement dated May  , 1997, among Travel Services
                 International, Inc., _______ and ______.
              -- Form of Employment and Non-Competition Agreement dated May  , 1997, among Travel Services
                 International, Inc., _______ and ______.
              -- Form of Employment and Non-Competition Agreement dated May  , 1997, among Travel Services
                 International, Inc., _______ and ______.
*10.2         -- Form of Officer and Director Indemnification Agreement.
10.3          -- Form of 1997 Long-Term Incentive Plan.
10.4          -- Form of 1997 Non-Employee Directors' Stock Plan.
10.5          -- [Note from TSGI Funding, LLC to TSII]
*23.1         -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5.1).
23.2          -- Consent of Arthur Andersen LLP.
*23.3         -- Consent of Fulbright & Jaworski L.L.P. pursuant to Rule 438.
23.4          -- Consents to Become Directors.
24.1          -- Powers of Attorney (included in signature page).
27            -- Financial Data Schedule.


   * To be filed by amendment. All other exhibits are filed herewith.